Exhibit (a)(1)(A)

Offer to Purchase

All Outstanding Shares of Common Stock

of

HILLEVAX, INC.

at

A Price per Share of $1.95, Plus One Contingent Value Right (“CVR”), Which Represents the Right to Receive Potential Payments, in Cash, Contingent upon Receipt of Any CVR Proceeds, as Described in the CVR Agreement

by

XRA 4 CORP.

and

XOMA ROYALTY CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE AFTER 11:59 P.M. EASTERN TIME ON SEPTEMBER 15, 2025 (AS MAY BE EXTENDED, THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

XOMA Royalty Corporation, a Nevada corporation (“Parent”), and XRA 4 Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub” and together with Parent, “Purchasers”), are offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.0001 per share (“Shares”), of HilleVax, Inc., a Delaware corporation (“HilleVax”), for a price per Share of (i) $1.95 (the “Cash Amount”), which Cash Amount is based on an estimated amount of Closing Net Cash (as defined in the Merger Agreement defined below) as of August 4, 2025 equal to $102,950,000 (the “Signing Net Cash”), payable without interest, and (ii) one non-transferable contractual contingent value right (“CVR”), which represents the right to receive potential payments, in cash, as described herein, and subject to and in accordance with the terms and conditions of, the CVR Agreement (as defined below), issuable without interest (such amount, or any different amount per share paid pursuant to the Offer to the extent permitted under the Merger Agreement (as defined below), the “CVR Amount,” and together with the Cash Amount, the “Offer Price”), all upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). Subject to the terms of the Merger Agreement (as defined below) and the CVR Agreement, the Offer Price will be paid without interest.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 4, 2025 (together with any amendments or supplements thereto, the “Merger Agreement”), among HilleVax and Purchasers, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Merger Sub will be merged with and into HilleVax, without a meeting or any further action of the HilleVax stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and HilleVax will be the surviving corporation (such corporation, the “Surviving Corporation” and such merger, the “Merger”). The time at which the Merger becomes effective is referred to as the “Effective Time” and the date upon which the Merger becomes effective is the “Closing Date.” Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer and the Merger Agreement, including the Minimum Tender Condition (as defined below), Purchasers will accept for payment (the date and time of such acceptance, the “Offer Closing Time”) and thereafter pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer promptly after the Expiration Date.

Pursuant to the terms of the Merger Agreement, as of immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders of Shares, each outstanding Share, other than Shares (A) owned by HilleVax immediately prior to the Effective Time, (B) owned by Merger Sub, Parent or any other subsidiary of Parent at the commencement of the Offer and by Parent, Merger Sub or any other subsidiary of Parent immediately prior to the Effective Time, (C) irrevocably accepted for purchase in the Offer or (D) held by any stockholders or owned by any beneficial owners of capital stock of HilleVax who are entitled to and who properly exercise appraisal rights under Delaware law, will be converted into the right to receive the Offer Price, without interest. As of immediately prior to the Offer Closing Time, the vesting for each option to purchase Shares from HilleVax (“HilleVax Options,” and each, a “HilleVax Option”) and each restricted stock unit award (“HilleVax Restricted Stock Unit Award”) shall be accelerated and at the Effective Time (i)(A) each HilleVax Option that has an exercise price per share that is less than the Cash Amount (each, an “In-the-Money Option”) that is then outstanding will be cancelled and the holder of such cancelled In-the-Money Option will be entitled to receive (1) an amount in cash, without interest, equal to the product of (x) the total number of Shares underlying such In-the-Money Option multiplied by (y) the excess of the Cash Amount over the applicable exercise price per Share under such In-the-Money Option at the Effective Time and (2) one CVR for each Share underlying such In-the-Money Option at the Effective Time and (B) each HilleVax Option that has a per share exercise price that is equal to or greater than the Cash Amount (each, an “Out-of-the-Money Option”) will be automatically cancelled for no consideration; and (ii) each outstanding HilleVax Restricted Stock Unit Award shall be cancelled and the holder thereof shall be entitled to receive (A) an amount in cash without interest, equal to the product obtained by multiplying (x) the Cash Amount by (y) the number of Shares underlying such HilleVax Restricted Stock Unit Award at the Effective Time and (B) one CVR for each Share underlying such HilleVax Restricted Stock Unit Award at the Effective Time.

As noted in the Summary Term Sheet, there is a risk that you may receive no payments under the CVRs. Therefore, in making a decision to tender your Shares, you should understand that if the CVR does not generate any payments, the only consideration that you would receive in the Offer is the Cash Amount that is being offered pursuant to the Offer. You should base your tender decision on the Cash Amount as it may be the only consideration you receive in the Offer. On August 15, 2025 the last full trading day prior to the date of this Offer to Purchase, the closing price of HilleVax’s common stock as reported on Nasdaq was $2.08 per Share.

On August 3, 2025, HilleVax’s board of directors (the “HilleVax Board”) unanimously: (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the CVR Agreement (collectively, the “Transactions”) are fair to and in the best interests of HilleVax and HilleVax’s stockholders; (ii) approved and declared advisable the Merger and the execution, delivery and performance by HilleVax of the Merger Agreement and the consummation of the Transactions; (iii) resolved that the Merger Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the Offer Closing Time; and (iv) subject to the conditions set forth in the Merger Agreement, recommended that HilleVax’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

The Offer is subject to various conditions. See “The Tender Offer—Section 9. Conditions of the Offer.” A summary of the principal terms of the Offer appears on pages 1 through 11 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

August 18, 2025

IMPORTANT

If you desire to tender all or any portion of your Shares to us pursuant to the Offer, you should either: (i) if you hold your Shares directly as the registered owner in certificated or book-entry form, complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to Broadridge Corporate Issuer Solutions, LLC (the “Depositary and Paying Agent”) and deliver the certificates (if any) for your Shares to the Depositary and Paying Agent along with the Letter of Transmittal prior to the expiration of the Offer; or (ii) if you hold your Shares in “street name,” request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, do not complete and return the Letter of Transmittal to the Depositary and Paying Agent. You must contact that institution in order to tender your Shares to us pursuant to the Offer.

* * *

Questions and requests for assistance may be directed to Alliance Advisors, LLC (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making any decision with respect to the Offer.

i

SUMMARY TERM SHEET

XOMA Royalty Corporation, a Nevada corporation (“Parent”), and XRA 4 Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub” and together with Parent, “Purchasers”), are offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.0001 per share (“Shares”), of HilleVax, Inc., a Delaware corporation (“HilleVax”), for a price per Share of (i) $1.95 (the “Cash Amount”), which Cash Amount is based on an estimated amount of Closing Net Cash (as defined in the Merger Agreement defined below) as of August 4, 2025 equal to $102,950,000 (the “Signing Net Cash”), payable without interest, and (ii) one non-transferable contractual contingent value right (“CVR”), which represents the right to receive potential payments, in cash, described in, and subject to and in accordance with the terms and conditions of, the CVR Agreement (as defined below), without interest (such amount, or any different amount per Share paid pursuant to the Offer to the extent permitted under the Merger Agreement (as defined below), the “CVR Amount,” and together with the Cash Amount, the “Offer Price”), all upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). Subject to the terms of the Merger Agreement (as defined below) and the CVR Agreement, the Offer Price will be paid without interest.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 4, 2025 (together with any amendments or supplements thereto, the “Merger Agreement”), among HilleVax and Purchasers, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Merger Sub will be merged with and into HilleVax, without a meeting or any further action of the HilleVax stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and HilleVax will be the surviving corporation and a wholly owned subsidiary of Parent (such corporation, the “Surviving Corporation” and such merger, the “Merger”). The time at which the Merger becomes effective is referred to as the “Effective Time” and the date upon which the Merger becomes effective is the “Closing Date.” Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer and the Merger Agreement, including the Minimum Tender Condition (as defined below), Purchasers will accept for payment (the date and time of such acceptance, the “Offer Closing Time”) and thereafter pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer promptly one minute after 11:59 p.m. Eastern Time on September 15, 2025 (the “Expiration Date”).

The following are some questions you, as a stockholder of HilleVax, may have, and answers to those questions. This Summary Term Sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in the Merger Agreement, the contingent value rights agreement, which is in substantially the form attached as Exhibit C to the Merger Agreement (the “CVR Agreement”), this Offer to Purchase and the related Letter of Transmittal. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read the Merger Agreement, the CVR Agreement, this Offer to Purchase and the related Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to Alliance Advisors, LLC (the “Information Agent”) at its address and telephone number, as set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our,” or “us” refer to Purchasers as the context requires.

WHO IS OFFERING TO BUY MY SECURITIES?

•

Parent and Merger Sub, a wholly owned subsidiary of Parent, together known as Purchasers, are offering to buy your securities. Merger Sub has been organized in connection with this Offer and has not carried on any activities other than entering into the Merger Agreement and activities in connection with the Offer. See “The Tender Offer—Section 6. Certain Information Concerning Purchasers.”

•	Parent is XOMA Royalty Corporation. See “The Tender Offer—Section 6. Certain Information Concerning Purchasers.”

•	Merger Sub is XRA 4 Corp. See “The Tender Offer—Section 6. Certain Information Concerning Purchasers.”

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

•	Purchasers are seeking to purchase all of the outstanding Shares of HilleVax. See the Introduction and “The Tender Offer—Section 1. Terms of the Offer.”

HOW MUCH ARE PURCHASERS OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

•

Purchasers are offering to pay a Cash Amount per Share of $1.95, plus one non-transferable CVR for each Share, which represents the right to receive potential payments, in cash, contingent upon receipt of any CVR Proceeds, as described in the CVR Agreement, without interest, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal. See “What is the CVR and How Does It Work?” below for additional information about how the CVR Proceeds will be calculated. There is a risk that you may receive no payments under the CVRs. Therefore, the only consideration that you would receive in the Offer is the Cash Amount of $1.95 per Share that is being offered pursuant to the Offer. You should base your tender decision on the Cash Amount of $1.95 per Share as it may be the only consideration you receive in the Offer. See the Introduction and “The Tender Offer—Section 1. Terms of the Offer.”

You will only receive payments under the CVR Agreement upon the receipt of any CVR Proceeds. In making a decision to tender your Shares in the Offer, you should understand that there can be no assurance that you will receive any payments under the CVR Agreement, and therefore, it is possible that the Offer Price may be equal to, and no greater than, the Cash Amount.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

•

If your Shares are registered in your name and you tender your Shares, you will not be obligated to pay brokerage fees or commissions or similar expenses. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the Introduction and “The Tender Offer—Section 3. Procedures for Tendering Shares.”

WHAT IS THE CVR AND HOW DOES IT WORK?

•

At or prior to the Offer Closing Time, Purchasers expect to enter a Contingent Value Rights Agreement (the “CVR Agreement”) with a rights agent (the “Rights Agent”) and a representative, agent and attorney in-fact (the “Representative”) of the holders of CVRs (“CVR Holders”). Each CVR represents the contractual right to receive certain contingent cash payments equal to “CVR Proceeds” calculated as the amount equal to:

•

90% of the net proceeds with respect to any financing arrangement for, or the sale, transfer, license or other disposition by Parent or any of its affiliates, including HilleVax (after the Merger), of all or any part of any and all remaining norovirus vaccine programs of HilleVax (such programs, “Legacy Assets” and such transaction, a “Legacy Assets Transaction”) if such Legacy Assets Transaction occurs within two years following the closing of the Merger (the “Legacy Assets Transaction Period”), and (2) if there remain any unused funds in the $250,000 expense fund established under the CVR Agreement for Parent to utilize in connection with satisfying certain of its obligations related to the Purpose (the “Legacy Assets and Expense Fund”) following the end of the Legacy Assets Transaction Period (“Remaining Funds”), 100% of such Remaining Funds (clause (1) and (2), collectively, the “Legacy Assets Transaction Proceeds”) if any; plus

•

cash payments equal to (1) the return of the security deposit by B9 LS Harrison & Washington LLC (the “Landlord”), which equals $1,631,365.50 after deducting any amount used, applied or retained by the Landlord pursuant to that certain Lease, dated March 14, 2022, between HilleVax and the Landlord regarding the premises (the “Premises”) on the fifth floor of the building known as 321 Harrison Avenue, Boston, Massachusetts (the “Harrison Lease”), (2) any interest accrued on the bank account maintained by Parent or its Affiliate that contains future lease payment obligations under the Harrison Lease transferred by HilleVax immediately following the Closing, with such accrued interest calculated on an annual basis for each successive 12-month period following the Closing Date, (3) if the Harrison Lease is assigned or subleased within twelve (12) months of the Closing Date (including pursuant to that certain Sublease Agreement, dated as of July 31, 2025, by and between HilleVax and Stellaromics, Inc. (the “Harrison Sublease”)), 100% of the amount equal to the lease payment obligations assigned to or assumed by any subtenant under the Harrison Lease (including pursuant to the Harrison Sublease) (such assigned lease payment obligations, the “Savings”) calculated on an annual basis for each successive 12-month period following the Closing Date (provided, that the Harrison Sublease shall be included for purposes of this clause (3)), (4) if the Harrison Lease is assigned or subleased after twelve (12) months of the Closing Date, 90% of the applicable Savings calculated on an annual basis for each successive 12-month period following the Closing Date, and (5) if any subtenant under the Harrison Lease extends the terms of such subtenant’s sublease (including pursuant to the Harrison Sublease), 100% of the applicable Savings calculated on an annual basis for each successive 12-month period following the Closing Date (clauses (1) – (5), collectively, the “Legacy Receivable Amounts”), if any; plus

•

if the amount of Closing Net Cash, recalculated by Parent pursuant to the procedures set forth in the CVR Agreement no later than ninety (90) days following the Closing Date (the “Final Net Cash”) is greater than the Signing Net Cash of $102,950,000, then the amount equal to (1) the Final Net Cash minus (2) the Signing Net Cash (the “Net Cash Excess”), if any; minus

•	if the Final Net Cash is less than the Signing Net Cash, then the amount equal to (1) the Final Net Cash minus (2) the Signing Net Cash (the “Net Cash Shortfall”), if any.

•

We cannot predict whether any CVR Proceeds will be received or, if any CVR Proceeds are received, the amount or timing of any such receipt. In connection with the Offer, Purchasers did not engage any independent valuation firm to conduct an analysis of the potential value of the CVR Proceeds or receive any material non-public information assessing the value of the CVR Proceeds. Purchasers are relying on HilleVax’s estimate of the CVR Proceeds that would be payable.

•

HilleVax estimates the CVR Proceeds that would be payable (on a pre-tax basis) pursuant to the CVRs with respect to the Legacy Receivable Amounts will be approximately $0.12 per Share, which was derived by applying to HilleVax management’s estimate of potential Savings with respect to the Legacy Receivable Amounts a discount rate equivalent to ICE BofA US High Yield Index Effective Yield of 6.82% as of July 21, 2025, and discounting these amounts back to September 30, 2025, the assumed closing date for the Merger, to derive an estimated present value per Share. The foregoing assumes that there will be no positive or negative adjustment to the CVR Proceeds because of a Net Cash Excess or a Net Cash Shortfall, respectively.

•

Given the CVR Proceeds with respect to Legacy Assets Transaction Proceeds consist of contingent payments relating to the occurrence of Legacy Assets Transactions, HilleVax is unable to rely on or otherwise benchmark an industry probability of success of payment of any CVR Proceeds with respect to Legacy Assets Transactions. There can be no assurance that any Legacy Assets Transaction will occur prior to the Expiration Date or that there will be any positive or negative adjustment based on the final calculation of Final Net Cash nor is there any assurance regarding the exact amount of such CVR Proceeds or the timing of any such payment. Accordingly, in deciding whether to tender your Shares into the Offer, you should understand that it is possible that no payment will be made pursuant to the CVRs with respect to Legacy Assets Transaction Proceeds.

•

The CVR holders will have no greater rights against Purchasers under the CVR Agreement, than those of general unsecured creditors of Purchasers, including in the event of any bankruptcy. The CVRs would be effectively junior in right of payment to all of Parent’s secured obligations to the extent of the collateral securing such obligations, and the CVRs would be pari passu with all of Parent’s unsecured obligations, including trade payables, pursuant to the CVR Agreement, as applicable.

•

It is currently anticipated that up to an aggregate of 50,770,242 CVRs will be issued, representing CVRs to be issued as part of the consideration for each of the issued and outstanding Shares, as well as Shares underlying each outstanding restricted stock unit award (“HilleVax Restricted Stock Unit Award”) immediately prior to the Effective Time. There are no outstanding In-the-Money Options. For more information regarding the CVR Agreement, see “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”

IS IT POSSIBLE THAT NO PAYMENTS WILL BE PAYABLE TO THE HOLDERS OF CONTINGENT VALUE RIGHTS IN RESPECT OF SUCH CONTINGENT VALUE RIGHTS?

•

Yes. You will only receive payments with respect to your CVRs if CVR Proceeds are received between the Closing Date and the Legacy Assets Transaction Expiration Date. “Legacy Assets Transaction Expiration Date” means two years following the Closing Date, except that if the Legacy Assets Transaction takes place between the Effective Time and two years following the Closing Date, then the Expiration Date shall be the earliest to occur of (i) the date that is the fifth anniversary of the date upon which any product resulting from the Legacy Assets is approved for marketing and sale by regulatory authorities in a country, and (ii) the mailing by the Rights Agent to the address of each CVR holder of all potential contingent payments required to be paid for Legacy Assets Transaction Proceeds under the terms of the CVR Agreement. If no CVR Proceeds are received, you will receive only the Cash Amount for your Shares and no payments with respect to your CVRs.

•

In considering whether to tender your Shares in the Offer, you should consider that it is entirely possible that no cash will be distributed to the holders of the CVR under the terms of the CVR Agreement.

For more information regarding the CVR Agreement, see “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”

MAY I TRANSFER MY CONTINGENT VALUE RIGHTS?

•

The CVRs will not be transferable except: (i) upon death of the holder by will or intestacy; (ii) pursuant to a court order; (iii) by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (iv) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by the Depository Trust Company (“DTC”); or (v) that CVRs may be abandoned, as provided under Section 2.8 of the CVR Agreement. For more information regarding the CVR Agreement, see “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”

ARE THERE OTHER MATERIAL TERMS OF THE CONTINGENT VALUE RIGHTS?

•

In addition to the terms and conditions described above, the CVRs will not have any voting or dividend rights and will not represent any equity or ownership in Parent, any constituent corporation party to the Merger or any of its affiliates. No interest will accrue or become payable in respect of any of the amounts that may become payable on the CVRs. For more information regarding the CVR Agreement, see “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”

WHY ARE PURCHASERS MAKING THE OFFER?

•

Purchasers have undertaken to acquire control of, and the entire equity interest in, HilleVax because the acquisition would add to Parent’s cash balance. See “Special Factors—Section 2. Purpose of the Offer and Plans for HilleVax” and “The Tender Offer—Section 1. Terms of the Offer.”

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

•

Pursuant to the Merger Agreement, Purchasers’ obligation to accept Shares tendered in the Offer is subject to the satisfaction or waiver of certain conditions. Purchasers will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) (relating to Purchasers’ obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer and, subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Shares or may terminate or amend the Offer, if:

(a)

prior to the Expiration Date, there shall not have been validly tendered (and not properly withdrawn) at least one Share more than 50% of the number of Shares that are then issued and outstanding as of the expiration of the Offer (the “Minimum Tender Condition”); or

(b)	any of the following conditions exist or shall have occurred and be continuing at the Expiration Date:

(i)

there shall be any Legal Restraint (as defined in the Merger Agreement) in effect preventing or prohibiting the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or CVR Agreement;

(ii)

(A) any representation or warranty of HilleVax set forth in Article IV (other than those set forth in Section 4.01(a) of the Merger Agreement (Due Organization; Subsidiaries), Section 4.03 of the Merger Agreement (Authority; Binding Nature of Agreement), Section 4.04 of the Merger Agreement (No Vote Required), Section 4.05(a)(i) of the Merger Agreement (Non-Contravention), Section 4.06 of the Merger Agreement (Capitalization), Section 4.08(a)(ii) of the Merger Agreement (No Material Adverse Effect), Section 4.19 of the Merger Agreement (No Financial Advisors) and Section 4.25 of the Merger Agreement (Opinion of Financial Advisor)) shall not be true and correct as of the Agreement Date and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), other than for such failures to be true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a HilleVax Material Adverse Effect (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to “materiality” or “HilleVax Material Adverse Effect”);

(B) any representation or warranty of HilleVax set forth in Section 4.01(a) of the Merger Agreement (Due Organization; Subsidiaries), Section 4.03 of the Merger Agreement (Authority; Binding Nature of Agreement), Section 4.04 of the Merger Agreement (No Vote Required), Section 4.05(a)(i) of the Merger Agreement (Non-Contravention), Section 4.06 of the Merger Agreement (Capitalization) (other than with respect to Section 4.05(a) and (c)), Section 4.19 of the Merger Agreement (No Financial Advisors), Section 4.25 of the Merger Agreement (Opinion of Financial Advisor), and the Closing Cash Schedule (as defined in the Merger Agreement) shall not be true and correct in all material respects as of the Agreement Date and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date),

(C) any representation or warranty of HilleVax set forth in Sections 4.05(a) and (c) of the Merger Agreement (Capitalization) shall not be true and correct other than in de minimis respects at and as of such time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date) and

(D) any representation or warranty of HilleVax set forth in Section 4.08(a)(ii) of the Merger Agreement (No Material Adverse Effect) shall not be true and correct in all respects as of such time;

(iii)

HilleVax shall have failed to perform in all material respects the obligations to be performed by it as of such time under the Merger Agreement, including without limitation HilleVax’s obligations under Section 6.02 of the Merger Agreement;

(iv)

Parent shall have failed to receive from HilleVax a certificate, dated as of the date on which the Offer expires and signed by an executive officer of HilleVax, certifying to the effect that the Offer Conditions set forth in clauses (ii) and (iii) have been satisfied as of immediately prior to the expiration of the Offer;

(v)	the Merger Agreement shall have been validly terminated in accordance with its terms (the “Termination Condition”); or

(vi)	the Closing Net Cash as finally determined pursuant to Section 2.01(c) of the Merger Agreement is less than $102,950,000.

Purchasers reserve the right to waive certain of the conditions to the Offer in their sole discretion (including the minimum cash condition to the Offer described in the foregoing clause (b)(vi) above); provided that they may not waive the Minimum Tender Condition or the Termination Condition.

A more detailed discussion of the conditions to consummation of the Offer is contained in the Introduction, “The Tender Offer—Section 1. Terms of the Offer” and “The Tender Offer—Section 9. Conditions of the Offer.”

IS THERE AN AGREEMENT GOVERNING THE OFFER?

•

Yes. HilleVax and Purchasers have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.” Additionally, the performance of all obligations of Merger Sub under the Merger Agreement have been guaranteed by Parent therein, subject to the terms and conditions set forth therein.

DO PURCHASERS HAVE FINANCIAL RESOURCES TO MAKE PAYMENTS IN THE OFFER AND, IF REQUIRED, IN RESPECT OF THE CVRS?

•	Yes. Purchasers have available cash balances to pay cash consideration for all Shares accepted for payment in the Offer. See “The Tender Offer—Section 8. Source and Amount of Funds.”

SHOULD PURCHASERS’ FINANCIAL CONDITION BE RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

•

No, Purchasers do not believe their financial condition is relevant to your decision whether to tender your Shares and accept the Offer because: (i) the Offer is being made for all outstanding Shares solely for cash and CVRs; (ii) the Offer is not subject to any financing condition; and (iii) if Purchasers consummate the Offer, Purchasers will acquire all remaining Shares for the same price in the Merger. See “The Tender Offer—Section 8. Source and Amount of Funds.”

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

•

You will have until one minute after 11:59 p.m. Eastern Time on September 15, 2025, to tender your Shares in the Offer, unless Purchasers extend the Offer, in which event you will have until the Expiration Date of the Offer as so extended. See also “The Tender Offer—Section 1. Terms of the Offer.”

CAN THE OFFER BE FURTHER EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

•

Yes, the Offer can be extended. Purchasers have agreed in the Merger Agreement, subject to their rights to terminate the Merger Agreement in accordance with its terms, if on any then-scheduled expiration of the Offer the Minimum Tender Condition has not been satisfied or any Offer Condition (as defined in the Merger Agreement) has not been satisfied or waived by Purchasers (set forth in “The Tender Offer—Section 9. Conditions of the Offer”), Purchasers may, in their discretion, or at the request of HilleVax, Purchasers shall, extend the Offer (i) for periods of up to ten (10) business days per extension to permit such Offer Condition to be satisfied or (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or the rules of The Nasdaq Stock Market LLC (“Nasdaq”) applicable to the Offer; provided, that, in no event shall Parent or Merger Sub be permitted or required to extend the Offer beyond February 4, 2026 (the “Outside Date”).

HOW WILL I BE NOTIFIED IF THE OFFER IS FURTHER EXTENDED?

•

If Purchasers extend the Offer, we will inform Broadridge Corporate Issuer Solutions, LLC, the depositary and paying agent for this Offer (the “Depositary and Paying Agent”), of that fact and will file with the SEC and disseminate to the holders of Shares, as and to the extent required by law, a supplement or amendment to this Offer to Purchase giving the new Expiration Date no later than 9:00 a.m. Eastern Time on the next business day after the day on which the Offer was previously scheduled to expire. See “The Tender Offer—Section 1. Terms of the Offer.”

HOW DO I TENDER MY SHARES?

•

If you hold your Shares directly as the registered owner (in certificated or book-entry form), you can tender your Shares in the Offer by delivering any certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary and Paying Agent not later than the expiration of the Offer. See “The Tender Offer—Section 3. Procedures for Tendering Shares.”

•

If you hold your Shares in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), you must contact the institution that holds your Shares and give instructions that your Shares be tendered prior to the expiration of the Offer. You should contact the institution that holds your Shares for more details as your institution may have an earlier expiration to accept tender instructions and deliver tendered Shares by book-entry transfer to the Depositary and Paying Agent than the Expiration Date. You should not complete and return the Letter of Transmittal to the Depositary and Paying Agent.

•

In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary and Paying Agent of certificates for such Shares and a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in “The Tender Offer—Section 3. Procedures for Tendering Shares”). See also “The Tender Offer—Section 2. Acceptance for Payment and Payment for Shares.”

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

•

You may withdraw previously tendered Shares any time prior to one minute after 11:59 p.m. Eastern Time on September 15, 2025, unless Purchasers extend the Offer. See “The Tender Offer—Section 4. Withdrawal Rights.”

•

In addition, pursuant to Section 14(d)(5) of the Exchange Act, as amended, Shares may be withdrawn at any time after October 17, 2025, which is the 60th day after the date of the commencement of the Offer, unless such Shares have already been accepted for payment by Purchasers pursuant to the Offer.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

•

To withdraw previously tendered Shares held in certificated or book-entry form as the registered owner, you must deliver a written notice of withdrawal with the required information to the Depositary and Paying Agent while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See “The Tender Offer—Section 4. Withdrawal Rights.”

WHAT DOES HILLEVAX’S BOARD OF DIRECTORS THINK OF THE OFFER?

•

After careful consideration, the members of HilleVax’s board of directors (the “HilleVax Board”) have unanimously recommended that you accept the Offer. HilleVax’s full statement on the Offer is set forth in its Solicitation/Recommendation Statement on Schedule 14D-9, which it has filed with the SEC on the date hereof. See also the “Introduction” below.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

•

If we accept Shares for payment pursuant to the Offer, then the Minimum Tender Condition will have been satisfied and we will hold a sufficient number of Shares to effect the Merger without a vote by HilleVax stockholders under the General Corporation Law of the State of Delaware (the “DGCL”). If the Merger occurs, then HilleVax will become a wholly owned subsidiary of Parent and each issued and then outstanding Share, other than Shares held in the treasury by HilleVax, or held by any stockholders or owned by any beneficial owners of capital stock of HilleVax who are entitled to and who properly exercise appraisal rights under Delaware law, will be converted into the right to receive the Offer Price, without interest. For more information, see the “Introduction” below.

•

Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. As required by Section 251(h) of the DGCL, the Merger Agreement provides that the Merger shall be effected as soon as practicable following the time Purchasers first irrevocably accept for purchase the Shares tendered in the Offer (the “Offer Closing Time”). See “Special Factors—Section 2. Purpose of the Offer and Plans for HilleVax” and “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”

IF THE OFFER IS COMPLETED, WILL HILLEVAX CONTINUE AS A PUBLIC COMPANY?

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No. Immediately following the Offer Closing Time and satisfaction or waiver (to the extent permitted by applicable law) of the conditions to the Merger, we expect to complete the Merger pursuant to applicable provisions of the DGCL, after which the Surviving Corporation will be a wholly owned subsidiary of Parent, the Shares will be delisted from Nasdaq, HilleVax’s obligations to file periodic reports under the Exchange Act will be suspended, and HilleVax will be privately held. See “Special Factors—Section 4. Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

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If you decide not to tender your Shares in the Offer and the Merger occurs as described above, you will receive in the Merger the right to receive the Offer Price as if you had tendered your Shares in the Offer.

•

If you decide not to tender your Shares in the Offer and the Merger does not occur, you will remain a stockholder of HilleVax. Subject to limited conditions, if we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the Merger to occur. See “Special Factors—Section 4. Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

•

Following the Offer Closing Time, the Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which case your Shares may no longer be used as collateral for loans made by brokers. See “Special Factors—Section 4. Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

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On August 15, 2025, the last full trading day prior to the date of this Offer to Purchase, the last reported closing price per Share reported on Nasdaq was $2.08. See “Special Factors—Section 3. Price Range of Shares; Dividends.”

IF I ACCEPT THE OFFER, WHEN AND HOW WILL I GET PAID?

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If the conditions to the Offer as set forth in the Introduction and “The Tender Offer—Section 9. Conditions of the Offer” are satisfied or waived and Purchasers consummate the Offer and accept your Shares for payment, we will pay you a dollar amount in cash equal to the number of Shares you tendered multiplied by the Cash Amount, plus one CVR for each Share, in each case without interest, promptly following the time at which Purchasers accept for payment Shares tendered in the Offer (and in any event within three (3) business days). See “The Tender Offer—Section 1. Terms of the Offer” and “The Tender Offer—Section 2. Acceptance for Payment and Payment for Shares.”

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We will pay to the holders of CVRs the applicable CVR Proceeds, if any, within thirty (30) days following (a) with respect to Net Cash Excess, if any, the final determination of the Final Net Cash, (b) with respect to any Legacy Assets Transaction Proceeds described in clause (i) of such definition, no later than thirty (30) days following the later of (i) the final determination of the Final Net Cash and (ii) receipt of the corresponding portion of Gross Proceeds (as defined in the CVR Agreement) by Parent or any of its affiliates, pursuant to which Legacy Assets Transaction Proceeds are payable to holders; (c) with respect to any Legacy Assets Transaction Proceeds described in clause (ii) of such definition, no later than thirty (30) days following the end of the period beginning on the Closing Date and ending two years following the date on which the Merger and the transactions contemplated thereby are consummated if there are any unused funds in the specified $250,000 portion of the Closing Net Cash; and (d) with respect to Legacy Receivable Amount, no later than thirty (30) days following the later of (i) the final determination of the Final Net Cash and (ii) the receipt or realization, as applicable, of any amount of the Legacy Receivable Amount (e.g., the realization of Savings described in clause (c), clause (d) or clause (e) of the definition of “Legacy Receivable Amount” in the CVR Agreement).

•	For more information regarding the CVR Agreement, see “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”

IF I AM AN EMPLOYEE OF HILLEVAX, HOW WILL MY OUTSTANDING EQUITY AWARDS BE TREATED IN THE OFFER AND THE MERGER?

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As of immediately prior to the Offer Closing Time, the vesting for each outstanding and unvested HilleVax Option and HilleVax Restricted Stock Unit Award shall be accelerated and, after giving effect to such accelerated vesting, at the Effective Time (i)(A) each HilleVax Option that has an exercise price per share that is less than the Cash Amount (each, an “In-the-Money Option”) that is then outstanding will be cancelled and the holder of such cancelled In-the-Money Option will be entitled to receive (1) an amount in cash, without interest, equal to the product of (x) the total number of Shares underlying such In-the-Money Option multiplied by (y) the excess of the Cash Amount over the applicable exercise price per Share under such In-the-Money Option at the Effective Time and (2) one CVR for each Share underlying such In-the-Money Option at the Effective Time and (B) each HilleVax Option that has a per share exercise price that is equal to or greater than the Cash Amount (each, an “Out-of-the-Money Option”) will be automatically cancelled for no consideration; and (ii) each outstanding HilleVax Restricted Stock Unit

Award shall be cancelled and the holder thereof shall be entitled to receive (A) an amount in cash, without interest, equal to the product obtained by multiplying (x) the Cash Amount by (y) the number of Shares underlying such HilleVax Restricted Stock Unit Award at the Effective Time and (B) one CVR for each Share underlying such HilleVax Restricted Stock Unit Award at the Effective Time.

WHAT ARE THE PRINCIPAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF TENDERING MY SHARES IN THE OFFER OR HAVING MY SHARES EXCHANGED FOR THE OFFER PRICE PURSUANT TO THE MERGER?

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The receipt of cash and CVRs in exchange for Shares pursuant to the Offer or the Merger generally will be treated for U.S. federal income tax purposes as consideration received in a sale or exchange of the Shares that you exchange in the Offer or the Merger. The amount of income, gain or loss a holder recognizes, and the timing and character of such income, gain or loss will differ depending on the U.S. federal income tax treatment of the CVRs, with respect to which there is a significant amount of uncertainty. We urge you to consult your tax advisor as to the particular tax consequences to you of the Offer and the Merger (including the application and effect of any state, local or non-U.S. income and other tax laws). See “Special Factors—Section 5. Certain U.S. Federal Income Tax Consequences of the Offer and the Merger” for a more detailed discussion of certain U.S. federal income tax consequences of the Offer and the Merger.

WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?

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No appraisal rights are available to the holders of Shares in connection with the Offer, and holders and beneficial owners who tender their Shares in the Offer will not have appraisal rights in connection with the Merger. However, if Purchasers purchase Shares in the Offer and the Merger is consummated, holders and beneficial owners of Shares outstanding as of immediately prior to the Effective Time who: (i) did not tender their Shares in the Offer (or, if tendered, validly and subsequently withdrew such Shares prior to the time Purchasers accept properly tendered Shares for purchase); (ii) otherwise comply with the applicable procedures under Section 262 of the DGCL; (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL; and (iv) in the case of a beneficial owner, have submitted a demand that (A) reasonably identifies the holder of record of the Shares for which the demand is made, (B) is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (C) provides an address at which such beneficial owner consents to receive notices given by HilleVax and to be set forth on the verified list to be filed with the Register in Chancery in the Delaware Court of Chancery will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Merger a cash payment equal to the “fair value” of their Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL plus interest, if any, on the amount determined to be the fair value, if certain conditions are met.

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The “fair value” of the Shares as determined by the Delaware Court of Chancery could be based upon considerations other than, or in addition to, the price paid in the Offer and the Merger and the market value of such Shares. Holders and beneficial owners should recognize that the value determined in an appraisal proceeding of the Delaware Court of Chancery could be higher or lower than, or the same as, the Offer Price and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, fair value under the DGCL. Moreover, Purchasers and HilleVax may argue in an appraisal proceeding that, for purposes of such proceeding, the “fair value” of such Shares is less than the Offer Price.

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Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights.

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The foregoing summary of appraisal rights under the DGCL does not purport to be a statement of the procedures to be followed by persons desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law, which are contained in Section 262 of the DGCL and will be further summarized in a notice of the availability of appraisal rights to be sent by HilleVax. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL, a copy of which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. For more information regarding appraisal rights, see “The Tender Offer—Section 11. Certain Legal Matters; Regulatory Approvals.”

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If you tender your Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

•	You can call Alliance Advisors, LLC, the Information Agent, toll-free at 1-855-206-1104 or email them at HLVX@allianceadvisors.com. See the back cover of this Offer to Purchase.

To All Holders of Shares of

HilleVax, Inc.

INTRODUCTION

Parent and Merger Sub, a wholly owned subsidiary of Parent, are making the Offer to acquire all outstanding Shares of HilleVax for a price per Share of $1.95, plus one non-transferable CVR for each Share, which represents the right to receive potential cash payments, contingent upon receipt of CVR Proceeds, as described herein, all upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal. Subject to the terms of the Merger Agreement and the CVR Agreement, the Offer Price will be paid without interest. The Offer is being made pursuant to the Merger Agreement among HilleVax and Purchasers, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Merger Sub will be merged with and into HilleVax, without a meeting or any further action of the HilleVax stockholders in accordance with Section 251(h) of the DGCL, assuming the conditions set forth in Section 251(h) of the DGCL are met, and HilleVax will be the Surviving Corporation and a wholly owned subsidiary of Parent. Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer and the Merger Agreement, including the satisfaction of the Minimum Tender Condition, Purchasers will accept for payment and thereafter pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer at the Offer Closing Time.

As noted in the Summary Term Sheet, there is a risk that you may receive no payments under the CVRs. Therefore, in making a decision to tender your Shares, you should understand that if the CVR does not generate any payments, the only consideration that you would receive in the Offer is the Cash Amount of $1.95 per Share that is being offered pursuant to the Offer. You should base your tender decision on the Cash Amount of $1.95 per Share as it may be the only consideration you receive in the Offer. On August 15, 2025, the last full trading day prior to the date of this Offer to Purchase, the closing price of HilleVax’s common stock as reported on Nasdaq was $2.08 per Share.

If your Shares are registered in your name and you tender directly to the Depositary and Paying Agent, you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchasers pursuant to the Offer. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with such institution as to whether they charge any service fees or commissions.

We will pay all charges and expenses of the Depositary and Paying Agent and the Information Agent.

Purchasers shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchasers’ obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and, subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Shares or may terminate or amend the Offer, if:

(i) prior to the Expiration Date, the Minimum Tender Condition shall have not been satisfied; or

(ii) any of the conditions set forth in “The Tender Offer—Section 9. Conditions of the Offer” shall exist or shall have occurred and be continuing at the Expiration Date of the Offer.

Purchasers reserve the right to waive certain of the conditions to the Offer in their sole discretion; provided that they may not waive the Minimum Tender Condition or the Termination Condition. See “The Tender Offer—Section 9. Conditions of the Offer.”

Pursuant to the terms of the Merger Agreement, the Offer and withdrawal rights will expire one minute after 11:59 p.m. Eastern Time on September 15, 2025 (as may be extended, the “Expiration Date”). See “The Tender Offer —Section 1. Terms of the Offer,” “The Tender Offer—Section 9. Conditions of the Offer” and “The Tender Offer—Section 11. Certain Legal Matters; Regulatory Approvals.”

After careful consideration, the HilleVax Board unanimously: (i) determined that the Offer, the Merger and the other Transactions are fair to and in the best interests of HilleVax and HilleVax’s stockholders; (ii) approved and declared advisable the Merger and the execution, delivery and performance by HilleVax of the Merger Agreement and the consummation of the Transactions; (iii) resolved that the Merger Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the Offer Closing Time (as defined below); and (iv) subject to the conditions set forth in the Merger Agreement, recommended that HilleVax’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

For reasons considered by the HilleVax Board, see HilleVax’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the SEC on the date hereof in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.

The Offer is being made in connection with the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be effected. The Merger shall become effective when a certificate of merger is filed with the Secretary of the State of Delaware (or at such subsequent date and time as may be agreed by Parent, HilleVax and Merger Sub and specified in the certificate of merger).

Pursuant to the terms of the Merger Agreement, as of immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders of Shares, each Share, other than Shares (A) owned by HilleVax immediately prior to the Effective Time, (B) owned by Parent, Merger Sub or any other subsidiary of Parent immediately prior to the Effective Time; (C) irrevocably accepted for purchase in the Offer or (D) held by any stockholders or owned by any beneficial owners of capital stock of HilleVax who are entitled to and who properly exercise appraisal rights under Delaware law, will be converted into the right to receive the Offer Price, without interest. As of immediately prior to the Offer Closing Time, each HilleVax Option and HilleVax Restricted Stock Unit Award shall be accelerated and, after giving effect to such acceleration, at the Effective Time (i)(A) each In-the-Money Option that is then outstanding will be cancelled and the holder of such cancelled In-the-Money Option will be entitled to receive (1) an amount in cash, without interest, equal to the product of (x) the total number of Shares underlying such In-the-Money Option multiplied by (y) the excess of the Cash Amount over the applicable exercise price per Share under such In-the-Money Option at the Effective Time and (2) one CVR for each Share underlying such In-the-Money Option at the Effective Time and (B) each Out-of-the-Money Option will be automatically cancelled for no consideration; and (ii) each outstanding HilleVax Restricted Stock Unit Award shall be cancelled and the holder thereof shall be entitled to receive (A) an amount in cash, without interest, equal to the product obtained by multiplying (x) the Cash Amount by (y) the number of Shares underlying such HilleVax Restricted Stock Unit Award at the Effective Time and (B) one CVR for each Share underlying such HilleVax Restricted Stock Unit Award at the Effective Time.

The Merger Agreement is more fully described in “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements,” which also contains a discussion of the treatment of HilleVax Restricted Stock Unit Awards and HilleVax Options in the Merger. “Special Factors—Section 5. Certain U.S. Federal Income Tax Consequences of the Offer and the Merger” below describes certain U.S. federal income tax consequences generally applicable to Holders (as defined below) whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are exchanged in the Merger.

Because the Merger will be consummated in accordance with Section 251(h) of the DGCL, approval of the Merger will not require a vote of HilleVax’s stockholders. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that: (i) the acquiring company consummates a tender offer for any and all of the outstanding stock of HilleVax that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger; (ii) following the consummation of such tender offer, the stock irrevocably accepted for purchase pursuant to such offer and received by the depositary prior to expiration of such offer, together with the stock otherwise owned by the consummating corporation or its affiliates and any “rollover stock” (as defined in Section 251(h) of the DGCL), equals at least such percentage of the stock of HilleVax to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the Merger Agreement; and (iii) each outstanding share (other than “excluded stock” (as defined in Section 251(h) of the DGCL)) of the company that is subject of and not irrevocably accepted for purchase in such offer is converted in such merger into the right to receive the same amount and kind of cash, property, rights or securities paid for such shares pursuant to such offer. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that HilleVax will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. As a result of the Merger, HilleVax will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. See “Special Factors—Section 2. Purpose of the Offer and Plans for HilleVax.”

The Merger Agreement, the CVR Agreement, this Offer to Purchase and the related Letter of Transmittal contain important information and should be read carefully and in their entirety before any decision is made with respect to the Offer.

SPECIAL FACTORS

1.	BACKGROUND OF THE OFFER; CONTACTS WITH HILLEVAX.

Background of the Offer and the Merger; Past Contacts or Negotiations between Parent, Merger Sub and HilleVax. The following is a description of contacts between representatives of Purchasers with representatives of HilleVax that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of HilleVax’s activities relating to these contacts, please refer to the Schedule 14D-9 being provided to stockholders with this Offer to Purchase.

Background of the Offer and the Merger.

On November 25, 2024, Parent had a preliminary discussion with HilleVax regarding a potential transaction between Parent and HilleVax.

Following the discussion, HilleVax entered into a confidentiality agreement with XOMA (US) LLC, a wholly owned subsidiary of Parent. The confidentiality agreement did not contain a “standstill” provision or a “don’t ask / don’t waive” provision.

On December 9, 2024, Parent and Leerink Partners LLC (“Leerink”), as financial advisor to HilleVax, on behalf of HilleVax management, held an initial conversation regarding potential structures for a transaction between Parent and HilleVax.

On February 10, 2025, Parent sent a presentation slide deck to Leerink which discussed potential structures for Parent’s acquisition of HilleVax.

On February 20, 2025, Parent submitted an initial non-binding proposal to acquire 100% of the equity of HilleVax for a cash price that was $12 million less than HilleVax’s estimated net cash at closing (the “estimated closing net cash”), which was expected to be $120 million net of all transaction expenses, wind-down expenses and legacy liabilities of HilleVax, representing a 25% premium over HilleVax’s most recent closing price as of February 18, 2025, plus a contingent value right (“CVR”) representing the right to receive 85% of the near-term net proceeds from the sale or out-licensing of HilleVax’s legacy assets.

On April 29, 2025, HilleVax provided an overview to Parent of HilleVax’s current operations and its preparation of the net cash schedule.

On May 5, 2025, Leerink, on behalf of HilleVax, sent an initial draft of the net cash schedule (the “May 5 Net Cash Schedule”), which would ultimately be attached as Schedule I to the merger agreement upon mutual agreement between the parties.

On May 6, 2025, Leerink, as directed by HilleVax management, provided Parent with access to HilleVax’s electronic data room and Parent began conducting due diligence.

On May 8, 2025, Parent and HilleVax discussed the May 5 Net Cash Schedule and other due diligence matters, such as, among others, the status of HilleVax’s efforts to wind-down its programs and other sources of liabilities, such as operating leases.

On May 9, 2025, Parent submitted a revised non-binding proposal to acquire 100% of the equity of HilleVax for a cash price that was $7.5 million less than the estimated closing net cash (which was expected to be $121.5 million, net of all transaction expenses, wind-down expenses and legacy liabilities of HilleVax), representing a 19% premium over HilleVax’s most recent closing price as of May 9, 2025, plus a CVR representing the right to receive 90% of the near-term net proceeds from the sale or out-licensing of HilleVax’s legacy assets (the “May 9 Proposal”). The May 9 Proposal included that (i) Parent would open a separate banking account to hold the money allocated to future lease payment obligations under a certain Lease, dated March 14, 2022, for the premises on the fifth floor of the building known as 321 Harrison Avenue, Boston, Massachusetts (the “Harrison Lease”) and any accrued interest income would be distributed annually to HilleVax’s stockholders via a CVR, (ii) if the Harrison Lease is assigned or subleased within one year of the announcement of the merger, 100% of the savings will accrue to HilleVax’s stockholders via a CVR, and (iii) if the Harrison Lease is assigned or subleased after the one-year period, 80% of any savings against HilleVax’s future lease payment obligations under the Harrison Lease would be distributed annually to HilleVax’s stockholders via a CVR.

On May 19, 2025, HilleVax sent Parent a revised non-binding proposal (the “May 19 Counter Proposal”), which reflected certain changes to the May 9 Proposal, including, among other things, that (i) the estimated closing net cash should be $103.8 million, (ii) the cash price would be an amount that was $3.95 million less than the estimated closing net cash, (iii) if the Harrison Lease is assigned or subleased after the one-year period, 90% of the savings (instead of 80%) should be distributed to HilleVax’s stockholders, and (iv) if the Harrison Lease is assigned or subleased prior to the closing of the merger and the same sub-tenant extends the sub-lease or exercises its right of first refusal to expand the leased premises under the Harrison Lease, 100% of such savings should be distributed to HilleVax’s stockholders via a CVR. Later on the same date, Parent accepted the changes made in the May 19 Counter Proposal.

On June 5, 2025, in a meeting between HilleVax and Parent, HilleVax expressed continued interest in proceeding with a potential transaction with Parent and also updated Parent on HilleVax’s recent efforts to wind-down its operations.

On June 9, 2025, Parent and Leerink discussed the updates on HilleVax’s efforts to wind-down its operations. Parent was informed that HilleVax planned to reserve for its lease obligations under the Harrison Lease in a separate bank account and then HilleVax proposed that Parent would distribute any savings realized in connection with such lease payments to HilleVax’s stockholders every six months through a CVR.

On June 17, 2025, Parent and Leerink discussed the status of HilleVax’s efforts to wind-down its operations and the status of the potential transaction.

On June 19, 2025, Latham & Watkins LLP (“Latham”), counsel to HilleVax, sent an initial draft of the merger agreement to Gibson Dunn & Crutcher LLP (“Gibson Dunn”), counsel to Parent, which contemplated, among other things: (i) the transaction to be structured as a cash tender offer followed by a back-end merger pursuant to DGCL Section 251(h); (ii) a CVR to receive potential payments in accordance with a CVR agreement; (iii) certain stockholders of HilleVax entering into tender and support agreements with Parent and the merger subsidiary; (iv) the acceleration and cash out of certain HilleVax equity awards, (v) customary exceptions to the definition of “Company Material Adverse Effect,” which generally defines the standard for certain closing risk, (vi) customary representations and warranties with respect to HilleVax and Purchasers, including a representation by Purchasers regarding the concurrent delivery of an executed limited guaranty to guarantee Purchasers’ obligations under the merger agreement and the CVR agreement, (vii) HilleVax’s ability to provide due diligence to, and negotiate a merger agreement with, a party making an unsolicited acquisition proposal that constitutes or would reasonably be expected to lead to a superior proposal and (viii) HilleVax’s ability to terminate the merger agreement to accept a superior proposal after providing Parent with a right to match such proposal. The draft merger agreement also included (i) reductions to HilleVax’s closing net cash for all remaining lease-related obligations, all costs related to closing, (ii) a termination fee payable by HilleVax in certain circumstances, including with entering into a superior company proposal, and (iii) a minimum closing net cash condition. This initial draft merger agreement did not specify the cash price per share.

On June 20, 2025, Parent and HilleVax discussed the status of the potential transaction and HilleVax provided updates on identifying a sub-lease tenant under the Harrison Lease.

On June 24, 2025, Gibson Dunn received access to HilleVax’s electronic data room and began conducting confirmatory due diligence.

On June 26, 2025, HilleVax conducted a supplemental diligence call with Parent to further refine the May 5 Net Cash Schedule, any remaining liabilities of HilleVax and its efforts to wind-down its operations. On June 27, 2025, following such discussion, Leerink shared a revised draft of the net cash schedule (the “June 27 Net Cash Schedule”), which, among other things, reflected that HilleVax’s best estimate of its net cash at the closing based on its then-current cash condition was $105.4 million.

On July 14, 2025, Gibson Dunn sent a revised draft of the merger agreement to Latham, which reflected certain changes, including, among others, that (i) the Cash Amount should not include any “Additional Price Per Share”, which would increase the Cash Amount in the event that there is an excess of the closing net cash as determined prior to the completion of the tender offer, (ii) each out-of-the-money option shall not be entitled to receive a CVR, and (iii) Parent shall not be required to provide continued healthcare coverage to certain of HilleVax’s employees.

On the same date, Gibson Dunn sent to Latham an initial draft of the CVR agreement, pursuant to which, among other things, each CVR would represent a contractual right to receive contingent cash payments following the closing of the merger with respect to: (i) the return of the security deposit under the Harrison Lease; (ii) any interest income accrued on the funds reserved for future lease payment obligations under the Harrison Lease; (iii) 90% of any net proceeds received by Parent within five years following regulatory approval from any sale, transfer, license or other disposition of any and all remaining norovirus vaccine programs of HilleVax if such disposition or a financing of such program occurs within one year following the closing of the merger; (iv) consistent with the May 19 Counter Proposal, between 90% and 100% of certain savings realized by Parent following the closing of the merger on the obligations under the Harrison Lease, including the net proceeds received from any sublease of the premises; and (v) the excess or shortfall, if any, of the final net cash as calculated 180 days following the closing of the merger.

On July 16, 2025, Parent, HilleVax, Gibson Dunn, Latham and Leerink held a supplemental diligence call to further refine and discuss the June 27 Net Cash Schedule associated with HilleVax’s efforts to wind-down its operations and any remaining liabilities of HilleVax under its material contracts.

On July 22, 2025, Latham sent revised drafts of the merger agreement and CVR agreement to Gibson Dunn. Among other things, Latham reinstated the “Additional Price Per Share” concept and the requirement that Parent shall provide continued healthcare coverage to certain HilleVax’s employees in the merger agreement. The changes to the CVR agreement included, among other things, (i) the extension of the initial “Expiration Date” and “Legacy Assets Transaction Period” from one year to two years, (ii) the deletion of net cash adjustment from the CVR agreement, (iii) inclusion of a $250,000 Legacy Assets and Expense Fund for Parent to utilize to satisfy its obligations under the CVR agreement to maintain, advance and maximize the value of the Legacy Assets and pursue one or more Legacy Assets Transactions and (iv) provisions expanding the flexibility and scope of the actions Parent can take to maximize the Legacy Assets, subject to the Representative’s prior written consent. On the same date, Latham sent an initial draft of the form of tender and support agreement to Gibson Dunn.

On the same date, Leerink, on behalf of HilleVax management, shared a revised draft of the net cash schedule with Gibson Dunn and Parent, which, among other things, reflected that HilleVax’s best estimate of its net cash at the closing based on its then-current cash condition was $103.2 million.

Following a discussion between Latham and Gibson Dunn on July 25, 2025 with respect to certain terms of the merger agreement and the CVR agreement, including Latham’s communication of the desire of the HilleVax board to distribute as much cash consideration to their stockholders as quickly as possible and Gibson Dunn’s communication of the desire of Parent to avoid having no recourse for unexpected post-closing liabilities of HilleVax. Following such discussion, on July 27, 2025 and July 28, 2025, Gibson Dunn sent revised drafts of the merger agreement to Latham, which reflected certain changes, including the (i) deletion of the “Additional Price Per Share” concept, and (ii) deletion of the requirement that Parent shall provide continued healthcare coverage to certain HilleVax’s employees. Gibson Dunn also sent revised drafts of the CVR agreement to Latham, which reflected certain changes, including, (i) reinserting the net cash adjustment concept to the CVR agreement and (ii) requiring an earlier distribution of excess cash following the closing based on final net cash as calculated 120 days following the closing of the merger.

On July 29, 2025, Gibson sent a revised draft of the form of tender and support agreement to Latham.

On July 30, 2025, Latham sent a further revised draft of the merger agreement, CVR agreement and form of tender and support agreement to Gibson Dunn. The revised CVR agreement reflected certain changes, including (i) designating Dr. Robert Hershberg as the Representative for the CVR Holders, (ii) requiring an earlier distribution of excess cash following the closing based on final net cash as calculated 90 days following the closing of the merger, and (iii) allocating $25,000 of the Legacy Assets and Expense Fund to be paid as compensation to Dr. Robert Hershberg at the closing of the merger as compensation for serving as the Representative. Gibson Dunn agreed that the form of tender and support agreement was in its final form. On the same date, Leerink shared, on behalf of HilleVax management, with Parent and Gibson Dunn, a revised draft of the net cash schedule (the “July 30 Net Cash Schedule”), which, among other things, reflected that HilleVax’s best estimate of its net cash at the closing based on its then-current cash condition was $103 million.

On July 31, 2025, Gibson Dunn and Latham discussed the provision in the merger agreement regarding the provision of continued health benefits to HilleVax’s employees and Gibson Dunn proposed certain revisions. On the same date, Leerink, on behalf of HilleVax management, provided to Parent and Gibson Dunn the calculation for the $1.95 cash price per share, based on the estimated closing net cash of $103 million reflected in the July 30 Net Cash Schedule.

On August 1, 2025, Gibson Dunn and Latham exchanged revisions to the drafts of the merger agreement and CVR agreement. Gibson Dunn and Latham, on behalf of Parent and HilleVax, respectively, agreed on a final form of the CVR agreement later on the same date.

On August 2, 2025, Latham sent the proposed final version of the merger agreement to Gibson Dunn, which, among other things, provided that the closing net cash should not be less than $102.95 million as one of the conditions to the Offer.

On August 3, 2025, Leerink shared a proposed final draft of the net cash schedule, which Gibson Dunn and Parent confirmed to be final version (the “Final Net Cash Schedule”).

On August 4, 2025, Parent, Merger Sub and HilleVax executed the Merger Agreement, which included the form of the CVR Agreement as an exhibit, and contemporaneously therewith, the tender and support agreements were executed and delivered by the parties thereto.

Before the opening of trading of the U.S. stock markets on August 4, 2025, HilleVax and Parent issued a joint press release announcing the execution of the Merger Agreement and the forthcoming commencement of a tender offer by the Parent and Merger Sub to acquire all of the outstanding Shares at the Offer Price.

On August 18, 2025, Parent and Merger Sub filed this Schedule TO commencing the Offer.

2.	PURPOSE OF THE OFFER AND PLANS FOR HILLEVAX.

Purpose of the Offer. The purpose of the Offer and the Merger is for Parent, through Merger Sub, to acquire control of, and the entire equity interest in, HilleVax. Pursuant to the Merger, Parent will acquire all of the stock of HilleVax not purchased pursuant to the Offer or otherwise.

Stockholders of HilleVax who sell their Shares in the Offer will cease to have any equity interest in HilleVax or any right to participate in its earnings and future growth.

Merger Without a Stockholder Vote. If the Offer is consummated, we do not anticipate seeking the approval of HilleVax’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of the target corporation and of each class or series of stock of the target corporation that would otherwise be required to adopt a merger agreement for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger without a vote of the stockholders of HilleVax in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger, as soon as practicable after the consummation of the Offer. Accordingly, we do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

Plans for HilleVax. Immediately following the Effective Time, the certificate of incorporation of HilleVax will be amended and restated in its entirety pursuant to the terms of the Merger Agreement. As of the Effective Time, the bylaws of the Surviving Corporation will be amended and restated to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that references to the name of Merger Sub will be replaced by references to the name of the Surviving Corporation. Merger Sub’s directors immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Surviving Corporation shall be the respective individuals who served as the officers of Merger Sub as of immediately prior to the Effective Time, in each case, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. HilleVax will request each director of HilleVax immediately prior to the Effective Time to execute and deliver a letter effectuating his or her resignation as a member of the HilleVax Board. The Surviving Corporation will not have any employees, but may engage former employees of HilleVax as consultants to assist with the performance of the Surviving Corporation’s obligations under the CVR Agreement. No such terms have been agreed upon. See “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements—Governance of the Surviving Corporation.”

At the Effective Time, Merger Sub will be merged with and into HilleVax, the separate existence of Merger Sub will cease, and HilleVax will continue as the Surviving Corporation in the Merger. The common stock of HilleVax will be delisted and will no longer be quoted on Nasdaq, and HilleVax’s obligation to file periodic reports under the Exchange Act will be suspended, and HilleVax will be privately held.

Except as disclosed in this Offer to Purchase, Purchasers do not have any present plan or proposal that would result in the acquisition by any person of additional securities of HilleVax, the disposition of securities of HilleVax, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving HilleVax or any of its subsidiaries or the purchase, sale or transfer of a material amount of assets of HilleVax or any of its subsidiaries.

3.	PRICE RANGE OF SHARES; DIVIDENDS.

According to HilleVax’s Quarterly Report on Form 10-Q for the three months and six months ended June 30, 2025, the Shares are traded on Nasdaq under the symbol “HLVX.” HilleVax has advised Parent that, as of the close of business on August 15, 2025, there were: (i) 50,141,064 Shares issued and outstanding; (ii) 2,472,632 Shares subject to outstanding HilleVax Options pursuant to HilleVax’s 2021 Equity Incentive Plan and 2022 Incentive Award Plan (together, the “HilleVax Equity Plans”), none of which were In-the-Money Options, assuming the maximum potential Cash Amount of $1.95 per Share; and (iii) 629,178 Shares subject to outstanding HilleVax Restricted Stock Unit Awards pursuant to the HilleVax Equity Plans. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share on Nasdaq with respect to the fiscal years ended December 31, 2024 and 2023 and the current fiscal year.

Current Fiscal Year	High	Low
First Quarter	$2.15	$1.41
Second Quarter	2.07	1.34
Third Quarter (through August 15, 2025)	2.17	1.98

Fiscal Year Ended December 31, 2024	High	Low
First Quarter	$20.22	$13.86
Second Quarter	16.66	10.94
Third Quarter	15.25	1.55
Fourth Quarter	2.13	1.70

Fiscal Year Ended December 31, 2023	High	Low
First Quarter	$19.09	$14.08
Second Quarter	18.98	12.57
Third Quarter	17.05	11.35
Fourth Quarter	17.99	9.94

On August 15, 2025, the last full trading day prior to the date of this Offer to Purchase, the reported closing sales price per Share on Nasdaq during normal trading hours was $2.08 per Share.

HilleVax has never paid cash dividends on its common stock. Additionally, under the terms of the Merger Agreement, HilleVax is not permitted to declare or pay any dividends on or make other distributions in respect of any of its capital stock. See “The Tender Offer—Section 10. Dividends and Distributions.” Stockholders are urged to obtain a current market quotation for the Shares.

4.	POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING; EXCHANGE ACT REGISTRATION AND MARGIN REGULATIONS.

Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

Nasdaq Listing. Depending on the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq. According to the published guidelines of The Nasdaq Stock Market LLC, Nasdaq would consider disqualifying the Shares for listing on Nasdaq if, among other possible grounds: (i) the total number of holders of record and holders of beneficial interest, taken together, in the Shares falls below 400; (ii) the bid price for a Share over a 30 consecutive business day period is less than $1.00; or (iii) (A) HilleVax has stockholders’ equity of less than $10 million, the number of publicly held Shares falls below 750,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $5 million or there are fewer than two active and registered market makers in the Shares over a ten consecutive business day period; (B) the number of publicly held Shares falls below 1,100,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $15 million, there are fewer than four active and registered market makers in the Shares over a ten consecutive business day period, or the market value of HilleVax’s listed securities is less than $50 million over a 30 consecutive business day period; or (C) the number of publicly held shares falls below 1,100,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $15 million, there are fewer than four active and registered market makers in the Shares over a ten consecutive business day period, or HilleVax’s total assets and total revenue is less than $50 million each for the most recently completed fiscal year (or in two of the last three fiscal years). Shares held by officers or directors of HilleVax, or by any beneficial owner of more than 10 percent of the Shares, will not be considered as being publicly held for this purpose. According to HilleVax, there were, as of August 15, 2025: (i) 50,141,064 Shares issued and outstanding; (ii) 2,472,632 Shares subject to outstanding HilleVax Options pursuant to the HilleVax Equity Plans, none of which were In-the-Money Options, assuming the maximum potential Cash Amount of $1.95 per Share; and (iii) 629,178 Shares subject to outstanding HilleVax Restricted Stock Unit Awards pursuant to the HilleVax Equity Plans. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are delisted from Nasdaq, the market for Shares will be adversely affected.

If Nasdaq were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations for the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

Exchange Act Registration. The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be suspended by HilleVax upon application to the SEC if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Shares.

We intend to seek to cause HilleVax to apply for suspension of registration of the Shares as soon as possible after consummation of the Offer if the requirements for suspension of registration are met. Suspension of registration of the Shares under the Exchange Act would reduce the information required to be furnished by HilleVax to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Sections 14(a) and 14(c) under the Exchange Act and the related requirement of furnishing an Annual Report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions would no longer be applicable to HilleVax. Furthermore, the ability of “affiliates” of HilleVax and persons holding “restricted securities” of HilleVax to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were suspended, the Shares would no longer be eligible for continued inclusion on the Board of Governors of the Federal Reserve System’s (the “Federal Reserve Board”) list of “margin securities” or eligible for stock exchange listing.

If registration of the Shares is not suspended prior to the Merger, then the registration of the Shares under the Exchange Act will be suspended following completion of the Merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

5.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER.

The following summary describes certain U.S. federal income tax consequences generally applicable to Holders (as defined below) whose Shares are exchanged for cash and CVRs in the Offer or Merger. This summary is for general information purposes only and is not tax advice. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated under the Code (“Treasury Regulations”), published rulings, administrative pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change could affect the continuing validity of this summary. This summary addresses only Holders who hold their Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all of the tax consequences that may be relevant to Holders in light of their particular circumstances or to certain types of Holders subject to special treatment under the Code, including pass-through entities (including partnerships and S corporations for U.S. federal income tax purposes) and partners or investors who hold their Shares through such entities, certain financial institutions, brokers, dealers or traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, insurance companies, expatriates, mutual funds, real estate investment trusts, regulated investment companies, cooperatives, tax-exempt organizations (including private foundations), retirement plans, controlled foreign corporations, passive foreign investment companies, persons who hold their Shares as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment, or other risk-reduction transaction for U.S. federal income tax purposes, persons that have a functional currency other than the U.S. dollar, persons that own or have owned within the past five years (or are deemed to own or to have owned within the past five years) 5% or more of the outstanding Shares, Holders whose Shares are “qualified small business stock” within the meaning of Section 1202 of the Code or Shares to which the rollover provisions of Section 1045 of the Code apply, and persons who acquired their Shares upon the vesting and cancellation of HilleVax Options or HilleVax Restricted Stock Unit Awards in connection with the Merger or otherwise as compensation. This summary does not address any U.S. federal estate, gift, or other non-income tax consequences, the effects of the Medicare contribution tax on net investment income, any alternative minimum tax considerations, or any state, local, or non-U.S. tax consequences.

As used in this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) (“U.S. persons”) have the authority to control all substantial decisions of the trust or (B) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes, and the term “Holder” or “Holders” means a U.S. Holder and/or a Non-U.S. Holder.

If a partnership (including any entity or arrangement classified as a partnership for U.S. federal income tax purposes) exchanges Shares for cash and CVRs pursuant to the Offer or the Merger, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership, and certain determinations made at the partner level. The partnership and partners of the partnership holding Shares should consult their tax advisors regarding the particular tax consequences of exchanging Shares for cash and CVRs pursuant to the Offer or the Merger applicable to them.

We have not sought, and do not expect to seek, a ruling from the Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein, and no assurance can be given that the IRS will not take a position contrary to the discussion below, or that a court will not sustain any challenge by the IRS in the event of litigation.

Holders are urged to consult their tax advisors to determine the tax consequences to them of exchanging Shares for cash and CVRs pursuant to the Offer or the Merger in light of their particular circumstances.

Tax Considerations for U.S. Holders.

The exchange of Shares for cash and CVRs pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a U.S. Holder recognizes, and the timing and character of a portion of such gain or loss, will differ depending on the U.S. federal income tax treatment of the CVRs, with respect to which there is a significant amount of uncertainty. The installment method of reporting any gain attributable to the receipt of a CVR generally will not be available with respect to the disposition of Shares pursuant to the Offer or the Merger because the Shares are traded on an established securities market.

There is no legal authority directly addressing the U.S. federal income tax treatment of the receipt of the CVRs or payments received thereunder in connection with the Offer or the Merger. The receipt of the CVRs as part of the Offer or the Merger consideration might be treated as a “closed transaction” or as an “open transaction” for U.S. federal income tax purposes, or in some other manner, and such questions are inherently factual in nature. Accordingly, Holders are urged to consult with their tax advisors regarding this issue.

Pursuant to Treasury Regulations addressing contingent payment obligations analogous to the CVRs, if the fair market value of the CVR is “reasonably ascertainable,” a U.S. Holder should treat the transaction as a “closed transaction” and treat the fair market value of the CVRs as part of the consideration received in the Offer or the Merger for purposes of determining gain or loss. On the other hand, if the fair market value of the CVRs cannot be reasonably ascertained, a U.S. Holder may treat the transaction as an “open transaction” for purposes of determining gain or loss. These Treasury Regulations state that only in “rare and extraordinary” cases would the value of contingent payment obligations not be reasonably ascertainable. As noted above, there is no authority directly addressing whether contingent payment rights with characteristics similar to the rights under a CVR should be treated as “open transactions” or “closed transactions,” and such question is inherently factual in nature. The CVRs also may be treated as contract rights, debt instruments or deferred payment contract rights for U.S. federal income tax purposes, which would affect the amount, timing, and character of any gain, income or loss with respect to the CVRs.

As a result, we cannot express a definitive conclusion as to the U.S. federal income tax treatment of the receipt of the CVRs or the receipt of any payment pursuant to the CVRs. We intend to treat the receipt of the CVRs as a closed transaction and payments received pursuant to the CVRs as amounts realized on the disposition (or partial disposition) of the CVRs. We cannot give any assurance that the IRS would not assert, or that a court would not sustain, a position contrary to this treatment. In such event, the tax consequences of the receipt of CVRs and/or payments with respect to the CVRs could differ materially from those summarized below (including, potentially, a portion or all of payments made with respect to the CVRs giving rise to ordinary income, rather than capital gain). No opinion of counsel or ruling from the IRS has been or will be sought regarding the tax treatment of the CVRs and payments received pursuant to the CVRs.

Treatment as a Closed Transaction. If the receipt of a CVR is part of a closed transaction, a U.S. Holder generally would recognize capital gain or loss on a sale of Shares for the Offer Price pursuant to the Offer or an exchange of Shares for the Offer Price pursuant to the Merger, in an amount equal to the difference, if any, between: (i) the sum of the Cash Amount received plus the fair market value (determined as of the closing of the Offer or the Effective Time, as the case may be) of any CVRs received; and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold or exchanged. Gain or loss generally would be calculated separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for the Offer Price pursuant to the Merger. The proper method to determine the fair market value of a CVR is not clear and various factors would need to be considered in making that determination. Any capital gain or loss recognized will be long-term capital gain or loss if the U.S. Holder’s holding period for such Shares exceeds one year. The deductibility of capital losses is subject to limitations.

A U.S. Holder’s initial tax basis in a CVR received in either the Offer or the Merger would equal the fair market value of such CVR (determined as of the closing of the Offer or the Effective Time, as the case may be) as determined for U.S. federal income tax purposes. The holding period for a CVR would begin on the day following the date of the closing of the Offer or the Effective Time, as the case may be. We intend to cooperate with the Depositary and Paying Agent to send to each U.S. Holder an IRS Form 1099-B reflecting our determination of the fair market value of the CVRs issued in the Offer or Merger. Such determination is not binding on the IRS as to the stockholder’s tax treatment or the fair market value of the CVRs.

As noted above, there is no authority directly addressing the U.S. federal income tax treatment of contingent payment rights with characteristics similar to the rights under the CVRs, and, therefore, the amount, timing and character of any gain, income or loss with respect to the CVRs is uncertain. For example, payments with respect to the CVRs could be treated as payments with respect to a sale or exchange of a capital asset or as giving rise to ordinary income. It is also possible that, if a payment with respect to a CVR were to be treated as being with respect to the sale of a capital asset, a portion of such payment would constitute imputed interest, as described below. We intend to treat any payment received by a U.S. Holder in respect of such CVRs (except to the extent any portion of such payment is required to be treated as imputed interest, as described below) as an amount realized on the disposition of the CVR by the U.S. Holder. Assuming that this method of reporting is correct, a U.S. Holder should recognize gain or loss equal to the difference between such payment (less any portion of such payment required to be treated as imputed interest, as described below) and the U.S. Holder’s adjusted tax basis in the CVR. The gain or loss should be long-term capital gain or loss if the U.S. Holder has held the CVR for more than one year at the time of such payment. Additionally, a U.S. Holder may recognize capital loss to the extent of any remaining basis after the expiration of all rights to cash payments under such U.S. Holder’s CVR. The deductibility of capital losses is subject to limitations.

Treatment as an Open Transaction. If the receipt of a CVR pursuant to the Offer or the Merger is treated under the open transaction method of accounting for U.S. federal income tax purposes, the fair market value of the CVR will not be treated as additional consideration for the Shares at the time the CVR is received, and the U.S. Holder will not have any tax basis in the CVR. A U.S. Holder would generally recognize capital gain upon closing of the Offer or the Merger, as applicable, to the extent the amount of cash received upon the closing exceeds such U.S. Holder’s adjusted tax basis in the Shares sold or exchanged (but may not be able to recognize loss upon the closing (as discussed further below)). The U.S. Holder would take payments pursuant to the CVRs into account when received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Generally, a portion of such payments will be treated as imputed interest, as described in more detail below, and the balance as additional consideration recognized in exchange for the Shares.

If the receipt of a CVR is part of an open transaction then, although not entirely clear, the sum of the Cash Amount received for a U.S. Holder’s Shares and the portion of the payments pursuant to the CVR that is not treated as imputed interest will generally be applied first against a U.S. Holder’s adjusted tax basis in the Shares and any excess treated as gain. A U.S. Holder will recognize capital loss with respect to a Share to the extent that the Holder’s adjusted tax basis in such Share exceeds the sum of the Cash Amount received for such Share and the cash received pursuant to the CVR that is not treated as imputed interest, although it is possible that such U.S.

Holder may not be able to recognize such loss until the resolution of all contingencies under the CVRs or possibly until such U.S. Holder’s abandonment of the U.S. Holder’s CVR. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the Share exceeds one year. The deductibility of capital losses is subject to limitations. Gain or loss generally will be determined separately for each block of Shares (that is, Shares of the same class acquired at the same cost on the same day) exchanged pursuant to the Offer or the Merger.

Imputed Interest. A portion of any payments pursuant to the CVRs that are made more than six months after the closing of the Offer or the Effective Time, as the case may be, may be treated as imputed interest under Section 483 of the Code, which would be ordinary income to the U.S. Holder of a CVR. The portion of any payment made with respect to a CVR treated as imputed interest will be determined at the time such payment is made and generally should equal the excess of: (i) the amount of the payment in respect of the CVRs; over (ii) the present value of such amount as of the closing of the Offer or the Effective Time, as the case may be, calculated using the applicable federal rate as the discount rate. The applicable federal rate is published monthly by the IRS. A U.S. Holder must include in its taxable income interest imputed pursuant to Section 483 of the Code (if any) using such Holder’s regular method of accounting for U.S. federal income tax purposes. U.S. Holders are urged to consult their tax advisors with respect to the proper characterization of the CVRs and the tax considerations thereof (including any future payments made under the CVRs).

Tax Considerations for Non-U.S. Holders.

Any gain realized by a Non-U.S. Holder upon the tender of Shares pursuant to the Offer or the exchange of Shares pursuant to the Merger, as the case may be, generally will not be subject to U.S. federal income tax unless:

(i) the gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder (as described above under “Tax Considerations for U.S. Holders”), except that if the Non-U.S. Holder is a non-U.S. corporation, an additional branch profits tax may apply at a rate of 30% (or a lower applicable treaty rate);

(ii) the Non-U.S. Holder is a nonresident alien individual who is present in the U.S. for 183 days or more in the taxable year of the closing of the Offer or the Effective Time, as the case may be, and certain other conditions are met, in which case the Non-U.S. Holder may be subject to a 30% U.S. federal income tax (or a tax at a reduced rate under an applicable income tax treaty) on such gain (net of certain U.S. source losses); or

(iii) HilleVax is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of closing of the Offer or the Effective Time or the period during which the Non-U.S. Holder held Shares, and, if shares are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns directly or is deemed to own pursuant to attribution rules more than 5% of the Shares at any time during the relevant period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in clause (i) above), except that the branch profits tax will not apply. Although there can be no assurances in this regard, HilleVax believes that it is not, and has not been, a “U.S. real property holding corporation” at any time during the five-year period preceding the Offer and the Merger.

Generally, if payments are made to a Non-U.S. Holder with respect to a CVR, such Non-U.S. Holder may be subject to withholding at a rate of 30% (or a lower applicable treaty rate) on the portion of any such payments treated as imputed interest (as discussed above under “Tax Considerations for U.S. Holders—Imputed Interest”),

unless such Non-U.S. Holder establishes its entitlement to exemption from or a reduced rate of withholding under an applicable tax treaty by providing the appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) to the applicable withholding agents. As discussed above, the tax treatment of the CVRs is unclear, and it is possible that the Depositary and Paying Agent or other withholding agent may withhold additional amounts on payments with respect to the CVRs.

Amounts treated as imputed interest that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, are attributable to a permanent establishment in the United States, are generally taxed in the manner applicable to U.S. Holders, as described above under “—Tax Considerations for U.S. Holders.” In such cases, the Non-U.S. Holder will not be subject to withholding so long as such Non-U.S. Holder complies with applicable certification and disclosure requirements. In addition, interest received by a non-U.S. corporation that is effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty.

If any amounts withheld exceed the Non-U.S. Holder’s U.S. federal income tax liability, such Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

Non-U.S. Holders are urged to consult their tax advisors regarding the particular tax consequences to them of exchanging Shares in the Offer or the Merger, including the application of the 30% U.S. federal withholding tax, their potential eligibility for a reduced rate of, or exemption from, such withholding tax, and their potential eligibility for, and procedures for claiming, a refund of any such withholding tax.

Information Reporting, Backup Withholding and FATCA.

Information reporting generally will apply to payments to a Holder pursuant to the Offer or the Merger (including payments with respect to a CVR), unless such Holder is an entity that is exempt from information reporting and, when required, properly demonstrates its eligibility for exemption. Any payment to a U.S. Holder that is subject to information reporting generally will also be subject to backup withholding, unless such U.S. Holder: (i) provides the appropriate documentation (generally, IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption; and (ii) with respect to payments on the CVRs, provides the rights agent with the certification documentation in clause (i) of this sentence or otherwise establishes an exemption from backup withholding tax.

The information reporting and backup withholding rules that apply to payments to a Holder pursuant to the Offer and Merger generally will not apply to payments to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8) or otherwise establishes an exemption. Non-U.S. Holders should consult their tax advisors to determine which IRS Form W-8 is appropriate.

As discussed above, we intend to cooperate with the Depositary and Paying Agent to send to each U.S. Holder an IRS Form 1099-B treating the Offer or the Merger, as applicable, as a “closed transaction” for U.S. federal income tax purposes. Accordingly, U.S. Holders that intend to treat the Offer or the Merger, as applicable, as an “open transaction” for U.S. federal income tax purposes are urged to consult their tax advisors regarding how to accurately report their income under this method.

Certain Holders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is properly and timely furnished by such U.S. Holder to the IRS.

Under the “Foreign Account Tax Compliance Act” provisions of the Code, related U.S. Treasury guidance and related intergovernmental agreements (“FATCA”), the Depositary and Paying Agent or another applicable withholding agent will be required to withhold tax at a rate of 30% on payments of amounts treated as interest pursuant to U.S. tax law to any Non-U.S. Holder that fails to meet prescribed certification requirements. In general, no such withholding will be required with respect to a person that timely provides certifications that establish an exemption from FATCA withholding on a valid IRS Form W-8. A Non-U.S. Holder may be able to claim a credit or refund of the amount withheld under certain circumstances. Under currently proposed Treasury Regulations, FATCA withholding does not apply to payments that are treated as gross proceeds from the sale or other disposition of property of a type that can generate U.S. source interest or dividends, including the Shares. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Each Non-U.S. Holder should consult its tax advisor regarding the application of FATCA to the CVRs.

THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF THE POTENTIAL TAX CONSEQUENCES OF THE OFFER OR THE MERGER OR THE OWNERSHIP OF CVRS. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE OFFER AND MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES. THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO HOLDERS OR BENEFICIAL OWNERS OF HILLEVAX OPTIONS OR HILLEVAX RESTRICTED STOCK UNIT AWARDS PARTICIPATING IN THE MERGER WITH RESPECT TO SUCH HILLEVAX OPTIONS OR HILLEVAX RESTRICTED STOCK UNIT AWARDS ARE NOT DISCUSSED HEREIN, AND SUCH HOLDERS OR BENEFICIAL OWNERS OF HILLEVAX OPTIONS OR HILLEVAX RESTRICTED STOCK UNIT AWARDS ARE STRONGLY ENCOURAGED TO CONSULT THEIR TAX ADVISORS REGARDING SUCH TAX CONSEQUENCES. NOTHING IN THIS SUMMARY IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.

THE TENDER OFFER

1.	TERMS OF THE OFFER.

Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment, purchase and pay for all Shares validly tendered prior to the expiration of the Offer, and not properly withdrawn in accordance with the procedures set forth in “The Tender Offer—Section 4. Withdrawal Rights.” The Offer will expire one minute after 11:59 p.m. Eastern Time on September 15, 2025, unless extended in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” will mean the date to which the Expiration Date of the Offer is so extended.

Purchasers are offering to pay the Cash Amount per Share of $1.95, which Cash Amount is based on an estimated amount of Closing Net Cash as of August 4, 2025 equal to $102,950,000, payable without interest, plus one non-transferable CVR for each Share, which represents the right to receive potential payments, in cash, described in, and subject to and in accordance with the terms and conditions of, the CVR Agreement, payable without interest, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal. As noted in the Summary Term Sheet, there is a risk that you may receive no payments under the CVRs. Therefore, in making a decision to tender your Shares, you should understand that if the CVR does not generate any payments, the only consideration that you would receive in the Offer is the Cash Amount of $1.95 per Share that is being offered pursuant to the Offer. You should base your tender decision on the Cash Amount of $1.95 per Share as it may be the only consideration you receive in the Offer. On August 15, 2025 the last full trading day prior to the date of this Offer to Purchase, the closing price of HilleVax’s common stock as reported on Nasdaq was $2.08 per Share.

The Offer is conditioned upon the satisfaction of the Minimum Tender Condition and the other conditions described in “The Tender Offer—Section 9. Conditions of the Offer.” We may terminate the Offer without purchasing any Shares if certain events described in “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement—Termination” occur.

Purchasers expressly reserve the right, in their sole discretion, to: (i) waive, in whole or in part, any Offer Condition, other than the Minimum Tender Condition or the Termination Condition; and/or (ii) modify the terms of the Offer in a manner not inconsistent with the Merger Agreement, except that HilleVax’s consent is required for Purchasers to:

(A) reduce the number of Shares subject to the Offer;

(B) reduce the Offer Price;

(C) waive, amend or modify the Termination Condition;

(D) add to the Offer Conditions or impose any other conditions on the Offer or amend, modify or supplement any Offer Condition in any manner adverse to the holders of Shares;

(E) terminate, extend or otherwise amend or modify the Expiration Date of the Offer other than as provided in the Merger Agreement;

(F) change the form or terms of consideration payable in the Offer;

(G) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to the holders of Shares; or

(H) provide for any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act.

Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer and the Merger Agreement, including the Minimum Tender Condition, Purchasers will accept for payment and thereafter pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer promptly after the Expiration Date. The Offer will not permit Shares to be tendered pursuant to guaranteed delivery procedures.

If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration. We also expressly reserve the right to modify the terms of the Offer, subject to compliance with the Exchange Act, the Merger Agreement and the restrictions identified in paragraphs (A) through (H) above.

The Merger Agreement provides that, unless the Merger Agreement has been validly terminated in accordance with its terms, (A) Purchasers may elect to (and if so requested by HilleVax, will) extend the Offer for one or more consecutive increments of such duration as requested by HilleVax, but not more than ten (10) business days each, if as of the then scheduled Expiration Date of the Offer (i) any of the Offer Conditions (as set forth in “The Tender Offer—Section 9. Conditions of the Offer”) shall not have been satisfied or waived, until such time as such conditions shall have been satisfied or waived, or (ii) the determination of the Closing Net Cash and resolution of any dispute thereof has not been finalized in accordance with the terms of the Merger Agreement and (B) Purchasers shall extend the Offer for the minimum period required by any rule, regulation or interpretation or position of the SEC or the staff thereof or Nasdaq applicable to the Offer; provided that Purchasers shall not, and shall not be required to, extend the Offer beyond the Outside Date of 11:59 p.m., Eastern Time, on February 4, 2026.

See “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”

Except as set forth above, there can be no assurance that we will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period pursuant to the paragraphs above, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See “The Tender Offer—Section 4. Withdrawal Rights.”

Without HilleVax’s consent, there will not be a subsequent offering period for the Offer.

If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and l4e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of ten (10) business days following the disclosure of such change to stockholders to allow for adequate disclosure to stockholders.

We expressly reserve the right, in our sole discretion, subject to the terms and upon the conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer set forth in “The Tender Offer—Section 9. Conditions of the Offer” have not been satisfied. Under certain circumstances, Purchasers may terminate the Merger Agreement and the Offer.

Any extension, waiver or amendment of the Offer or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m. Eastern Time on the next business day after the Expiration Date in accordance with the public announcement requirements of Rules 14d-3(b)(1), 14d-4(d) and 14e-1(d) under the Exchange Act. Without limiting our obligation under such rule or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the PR Newswire (or such other national media outlet or outlets we deem prudent) and making any appropriate filing with the SEC.

Promptly following the purchase of Shares in the Offer, we expect to complete the Merger without a vote of the stockholders of HilleVax pursuant to Section 251(h) of the DGCL.

HilleVax has caused to be provided to us its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on HilleVax’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2.	ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

Subject to the satisfaction or waiver of all the conditions to the Offer set forth in “The Tender Offer—Section 9. Conditions of the Offer,” we will immediately after the Expiration Date irrevocably accept for payment all Shares tendered (and not properly withdrawn) pursuant to the Offer and, promptly after the Expiration Date (and in any event within three (3) business days), pay for such Shares.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary and Paying Agent of: (i) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary and Paying Agent’s account at DTC pursuant to the procedures set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares;” (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal); and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary and Paying Agent for registered owners of Shares (in certificated or book-entry form). See “The Tender Offer—Section 3. Procedures for Tendering Shares.”

For purposes of the Offer, if and when Purchasers give oral or written notice to the Depositary and Paying Agent of its acceptance for payment of such Shares pursuant to the Offer, then Purchasers have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor in the institution designated by the Depositary and Paying Agent, which will act as agent for the tendering stockholders for purposes of receiving payments from us and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary and Paying Agent’s account at DTC pursuant to the procedures set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares,” such Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

3.	PROCEDURES FOR TENDERING SHARES.

Valid Tender of Shares. For registered owners of Shares (in certificated or book-entry form) to validly tender Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, and any other documents required by the Letter of Transmittal and any other customary documents required by the Depositary and Paying Agent, must be received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase. For stockholders who hold their Shares in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), to validly tender Shares pursuant to the Offer, such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary and Paying Agent (which confirmation must include an Agent’s Message (as defined below)), in each case, prior to the Expiration Date. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and Paying Agent and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation (as defined below) that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchasers may enforce such agreement against the participant.

Book-Entry Transfer. The Depositary and Paying Agent will take steps to establish and maintain an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary and Paying Agent’s account in accordance with DTC’s procedures for such transfer. An Agent’s Message in lieu of the Letter of Transmittal must be transmitted to and received by the Depositary and Paying Agent prior to the Expiration Date if shares are tendered through book-entry transfer. The confirmation of a book-entry transfer of Shares into the Depositary and Paying Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary and Paying Agent.

Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed: (i) if the Letter of Transmittal is signed by the registered owner(s) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal; or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, stock powers will not be required as the signatures on the Letter of Transmittal should be guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing Shares are forwarded separately to the Depositary and Paying Agent, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.

THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Other Requirements. Purchasers will pay for Shares validly tendered (and not properly withdrawn) pursuant to the Offer only after timely receipt by the Depositary and Paying Agent of: (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares; (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal); and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary and Paying Agent for registered owners of Shares (in certificated or book-entry form). Accordingly, tendering stockholders will not be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary and Paying Agent. Under no circumstances will Purchasers pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through the Depositary and Paying Agent.

Binding Agreement. Our acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints Purchasers’ designees as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of HilleVax, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole and absolute discretion (which may be delegated to the Depositary and Paying Agent), which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. Purchasers reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. Purchasers also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Merger Sub or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchasers’ interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other documents related to the Offer) will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction.

4.	WITHDRAWAL RIGHTS.

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. However, a stockholder has withdrawal rights that are exercisable until the expiration of the Offer (i.e., at any time prior to one minute after 11:59 p.m. Eastern Time on September 15, 2025), or in the event the Offer is further extended, on such date and time to which the Offer is extended. In addition, pursuant to Section 14(d)(5) of the Exchange Act, Shares may be withdrawn at any time after October 17, 2025, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchasers have accepted for payment the Shares validly tendered in the Offer.

For a withdrawal of Shares to be effective, a written notice of withdrawal must be timely received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase for any tenders submitted by registered owners of Shares (in certificated or book-entry form). Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If certificates representing the Shares have been delivered or otherwise identified to the Depositary and Paying Agent, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary and Paying Agent prior to the physical release of such certificates. If Shares have been tendered pursuant to the procedures for book-entry transfer for stockholders who hold their Shares in street name, as set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares,” the broker, dealer, commercial bank, trust company or other nominee that tendered through book-entry transfer must submit a withdrawal request through DTC to be credited with the withdrawn Shares.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion (which may be delegated to the Depositary and Paying Agent), which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Merger Sub or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following one of the procedures for tendering Shares described in “The Tender Offer—Section 3. Procedures for Tendering Shares” at any time prior to the expiration of the Offer.

If Purchasers extend the Offer, delay their acceptance for payment of Shares, or are unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Purchasers’ rights pursuant to the Offer, the Depositary and Paying Agent may nevertheless, on Purchasers’ behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholder’s exercise of withdrawal rights as described in this Section 4.

5.	CERTAIN INFORMATION CONCERNING HILLEVAX.

The following description of HilleVax and its business has been taken from: (i) HilleVax’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 28, 2025; (ii) HilleVax’s Periodic Report on Form 10-Q for the three and six months ended June 30, 2025, filed with the SEC on August 6, 2025; and (iii) HilleVax’s Current Report on Form 8-K, filed with the SEC on August 4, 2025, and is qualified in its entirety by reference to such Form 10-K, Form 10-Q and Form 8-K.

HilleVax is a clinical-stage biopharmaceutical company that has focused on developing and commercializing novel vaccines. Its initial program, HIL-214, is a virus-like particle (“VLP”) based vaccine candidate for the prevention of moderate-to-severe acute gastroenteritis (“AGE”) caused by norovirus infection. To date, HIL-214 has been studied in nine clinical trials conducted by Takeda Vaccines, Inc. (“Takeda”) and LigoCyte Pharmaceuticals, Inc., which collectively generated safety data from more than 4,500 subjects and immunogenicity data from more than 2,200 subjects, including safety and immunogenicity data from more than 800 pediatric subjects. A randomized, placebo-controlled Phase 2b field efficacy trial enrolled 4,712 adult subjects, and HIL-214 was well tolerated and demonstrated clinical proof of concept in preventing moderate-to-severe cases of AGE from norovirus infection. In September 2021, an open investigational new drug application was transferred to us from Takeda, under which HilleVax initiated a Phase 2b clinical trial, NEST-IN1 (Norovirus Efficacy and Safety Trial in Infants, or NOR-212), in May 2022 to evaluate the safety, immunogenicity, and efficacy of HIL-214 in infants. In May 2022, HilleVax completed enrollment of the prespecified 200 subject run-in for NEST-IN1. HilleVax resumed enrollment in NEST-IN1 in August 2022, following the prespecified safety assessment by the clinical trial’s data monitoring committee. In December 2022, HilleVax reported positive interim immunogenicity results for the first 200 subjects of NEST-IN1. In July 2024, HilleVax reported top-line data from NEST-IN1.The study did not meet its primary endpoint of efficacy against moderate or severe AGE events due to GI.1 or GII.4 norovirus genotypes. No clinical benefit was observed across secondary endpoints. HIL-214 exhibited a safety and immunogenicity profile consistent with what was observed in the prespecified analysis of the first 200 subjects in NEST-IN1 and in previously reported studies.

HilleVax, Inc. was incorporated in the state of Delaware in March 2020 under the name MokshaCo, Inc. (“MokshaCo”). On February 8, 2021, MokshaCo changed its name to HilleVax and merged with North Bridge V, Inc. and YamadaCo III, Inc., each a Delaware corporation formed in 2019, with HilleVax being the surviving entity. HilleVax’s headquarters are located at 321 Harrison Avenue, Boston, MA 02118. HilleVax’s telephone number is (617) 213-5054.

Available Information. HilleVax is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning HilleVax’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and equity awards granted to them), the principal holders of HilleVax’s securities, any material interests of such persons in transactions with HilleVax, and other matters is required to be disclosed in proxy statements and periodic reports distributed to HilleVax’s stockholders and filed with the SEC. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, such as HilleVax, who file electronically with the SEC. The address of that site is https://www.sec.gov. Information relating to the Offer is also available online under the “News & Events” subsection of the “Investors and Media” section of HilleVax’s website at https://ir.hillevax.com/. The information contained in, accessible from or connected to HilleVax’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of HilleVax’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

Sources of Information. Except as otherwise set forth herein, the information concerning HilleVax contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC, other public sources and information provided by HilleVax. Although we have no knowledge that any such information contains any misstatements or omissions, none of Parent, Merger Sub or any of their respective affiliates or assigns, the Information Agent or the Depositary and Paying Agent assumes responsibility for the accuracy or completeness of the information concerning HilleVax contained in such documents and records or for any failure by HilleVax to disclose events which may have occurred or may affect the significance or accuracy of any such information.

6.	CERTAIN INFORMATION CONCERNING PURCHASERS.

General. Merger Sub is a Delaware corporation with its principal offices located at 2200 Powell Street, Suite 310, Emeryville, California. The telephone number of Merger Sub is (510) 204-7200. Merger Sub is a wholly owned subsidiary of Parent. Merger Sub was formed for the purpose of making a tender offer for all of the Shares and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger.

Parent is a Nevada corporation with its principal offices located at 2200 Powell Street, Suite 310, Emeryville, California 94608. The telephone number of Merger Sub is (510) 204-7200.

The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five years for each director and each of the executive officers of Purchasers (the “Item 3 Persons”) and certain other information are set forth in Schedule A hereto.

During the last five years, neither of Purchasers nor, to the knowledge of Purchasers, any of the Item 3 Persons: (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement and convictions that have been overturned on appeal) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Except as otherwise described in this Offer to Purchase, neither of Purchasers nor, to the knowledge of Purchasers, any of the Item 3 Persons, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of HilleVax, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

Except as set forth in this Offer to Purchase, neither of Purchasers nor, to the knowledge of Purchasers, any of the Item 3 Persons, has had any business relationship or transaction with HilleVax or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or Merger Sub or any of their subsidiaries or, to the knowledge of Parent, Merger Sub or any of the Item 3 Persons, on the one hand, and HilleVax or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

As of August 18, 2025, neither of Purchasers nor any of Purchasers’ executive officers and directors beneficially owned any Shares of HilleVax. No transactions with respect to the Shares have been effected by Purchasers, or, to Purchasers’ knowledge after making reasonable inquiry, any of the directors, executive officers or affiliates of Purchasers, during the sixty (60) days prior to the date of this Offer to Purchasers.

Notwithstanding the foregoing, in connection with the execution of the Merger Agreement, Purchasers entered into Support Agreements (as described in “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements—Support Agreements”) with each of the Support Agreement Parties (as defined in “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements—Support Agreements”) that are party to the Support Agreements, which parties in the aggregate, beneficially own approximately 22.9% of the outstanding Shares as of July 31, 2025.

Available Information. Parent is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Parent’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and equity awards granted to them), the principal holders of Parent’s securities, any material interests of such persons in transactions with Parent, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Parent’s stockholders and filed with the SEC. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, such as Parent, who file electronically with the SEC. The address of that site is https://www.sec.gov. Parent also maintains an Internet website at https://www.xoma.com. The information contained in, accessible from or connected to Parent’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Parent’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

7.	SUMMARY OF THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS.

Summary of the Merger Agreement.

The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. The Merger Agreement was filed as Exhibit 2.1 to the Current Report on Form 8-K that HilleVax filed with the SEC on August 4, 2025. The Merger Agreement may be examined, and copies may be obtained at the places and in the manner set forth in “The Tender Offer—Section 6. Certain Information Concerning Purchasers.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about HilleVax, Parent, Merger Sub or their respective subsidiaries and affiliates. The Merger Agreement contains representations and warranties by HilleVax, on the one hand, and Purchasers, on the other hand, made solely for the benefit of the other. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties in negotiating the terms of the Merger Agreement, including information in confidential disclosure schedules delivered in connection with the signing of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between HilleVax, on the one hand, and Purchasers, on the other hand, rather than establishing matters as facts. Accordingly, the representations and warranties in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts about HilleVax, Parent, Merger Sub or their respective subsidiaries or affiliates at the time they were made or otherwise. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in HilleVax’s public disclosures.

The Offer. The Merger Agreement provides that Purchasers will commence the Offer no later than August 18, 2025. Purchasers’ obligation to accept for payment and pay for Shares validly tendered in the Offer is subject only to the satisfaction of the Minimum Tender Condition and the other Offer Conditions that are described in “The Tender Offer—Section 9. Conditions of the Offer.” Subject to the satisfaction of the Minimum Tender Condition and the other Offer Conditions that are described in “The Tender Offer—Section 9. Conditions of the Offer,” the Merger Agreement provides that Purchasers will, as promptly as practicable after the applicable Expiration Date, as it may be extended pursuant to the terms of the Merger Agreement, irrevocably accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer.

Pursuant to the terms of the Merger Agreement, the Offer Price consists of (i) the Cash Amount per Share of $1.95, which Cash Amount is based on an estimated amount of Closing Net Cash as of August 4, 2025 equal to $102,950,000 and (ii) one non-transferable CVR for each Share, which represents the right to receive potential payments, in cash, described herein, and subject to and in accordance with the terms and conditions of, the CVR Agreement, payable without interest.

Purchasers expressly reserve the right, in their sole discretion, to: (i) waive, in whole or in part, any Offer Condition described in “The Tender Offer—Section 9. Conditions of the Offer”, other than the Minimum Tender Condition or the Termination Condition; and/or (ii) modify the terms of the Offer in a manner not inconsistent with the Merger Agreement, except that HilleVax’s consent is required for Purchasers to:

(i) reduce the number of Shares of HilleVax common stock subject to the Offer, (ii) reduce the Offer Price, (iii) waive, amend or modify the Termination Condition, (iv) add to the Offer Conditions or impose any other conditions on the Offer or amend, modify or supplement any Offer Condition in any manner adverse to the holders of HilleVax common stock, (v) except as otherwise provided in Section 2.01 of the Merger Agreement, terminate, or extend or otherwise amend or modify the Expiration Date of, the Offer, (vi) change the form or terms of consideration payable in the Offer, (vii) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to the holders of HilleVax common stock or (viii) provide any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act.

The Merger Agreement provides that, unless the Merger Agreement has been validly terminated in accordance with its terms, Purchasers may elect to (and if so requested by HilleVax, will) extend the Offer: (A) for one or more consecutive increments of such duration as requested by HilleVax, but not more than ten (10) business days each (or for such longer period as may be agreed to by Merger Sub, Parent and HilleVax), if at the scheduled Expiration Date of the Offer (i) any of the Offer Conditions (as set forth in “The Tender Offer—Section 9. Conditions of the Offer”) shall not have been satisfied or waived, until such time as such conditions shall have been satisfied or waived, or (ii) the determination of the Closing Net Cash and resolution of any dispute thereof has not been finalized in accordance with the terms of the Merger Agreement, and (B) Purchasers shall extend the Offer for the minimum period required by any rule, regulation or interpretation or position of the SEC or the staff thereof or Nasdaq applicable to the Offer; provided that Purchasers shall not be permitted or required to extend the Offer beyond the Outside Date.

Unless the Merger Agreement is terminated in accordance with its terms, Purchasers shall not terminate or withdraw the Offer prior to its scheduled Expiration Date (as may be extended pursuant to the terms of the Merger Agreement). In the event the Merger Agreement is validly terminated in accordance with its terms, Purchasers will promptly and irrevocably terminate the Offer and return, and will cause any depository acting on behalf of Purchasers to return, all tendered Shares to the registered holders thereof.

Conversion of Capital Stock at the Effective Time. Except as provided in Section 3.08(b) and Section 3.08(d) of the Merger Agreement, each Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Offer Price without interest (the “Merger Consideration”). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 3.08(c) of the Merger Agreement without interest. For the avoidance of doubt, at the Effective Time, any repurchase rights of HilleVax or other similar restrictions on Shares shall lapse in full and will be of no further force or effect, and all Shares shall be fully vested as of the Effective Time.

Each share of Merger Sub’s capital stock issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

The Merger. The Merger Agreement provides that, as soon as practicable following the Offer Closing Time and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into HilleVax, the separate existence of Merger Sub will cease and HilleVax will continue as the Surviving Corporation in the Merger. The Merger will be effected under Section 251(h) of the DGCL. Accordingly, Parent, Merger Sub and HilleVax have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation of the Offer without a vote of HilleVax’s stockholders in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger.

Immediately following the Effective Time, the certificate of incorporation of HilleVax will be amended and restated in its entirety to be in the form attached as Exhibit B to the Merger Agreement and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation.

Immediately following the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation other than as set forth in the Merger Agreement.

Treatment of Equity Awards. Pursuant to the Merger Agreement, as of immediately prior to the Offer Closing Time, each HilleVax Option that is then outstanding but not then vested or exercisable shall become immediately vested and exercisable in full.

After giving effect to such accelerated vesting, at the Effective Time, each In-the-Money Option that is then outstanding shall be canceled and the holder thereof shall be entitled to receive (A) an amount in cash, without interest, equal to the product of (x) the total number of Shares underlying such In-the-Money Option multiplied by (y) the excess of the Cash Amount over the applicable exercise price per Share under such In-the-Money Option at the Effective Time (such amount, the “HilleVax Stock Option Cash Consideration”) and (B) one CVR for each Share underlying such In-the-Money Option at the Effective Time. There are no outstanding In-the-Money Options. At the Effective Time, each Out-of-the-Money Option that is then outstanding shall be automatically cancelled for no consideration.

As of immediately prior to the Offer Closing Time, each HilleVax Restricted Stock Unit Award that is then outstanding but not then vested shall become immediately vested in full. After giving effect to such accelerated vesting, at the Effective Time, each HilleVax Restricted Stock Unit Award that is then outstanding shall be canceled and the holder thereof shall be entitled to receive (i) an amount in cash, without interest, equal to the product obtained by multiplying (x) the Cash Amount by (y) the number of Shares underlying such HilleVax Restricted Stock Unit Award at the Effective Time and (ii) one CVR for each Share underlying such HilleVax Restricted Stock Unit Award at the Effective Time. Parent shall cause the Surviving Corporation to pay the Restricted Stock Unit Cash Consideration at or reasonably promptly after the Effective Time (but in no event later than five (5) business days after the Effective Time).

Prior to the Effective Time, HilleVax shall take all reasonable actions required to (A) terminate HilleVax’s 2022 Employee Stock Purchase Plan, as of immediately prior to the Closing Date and (B) provide that no new offering period shall commence after the date of the Merger Agreement.

Prior to the Effective Time, the HilleVax Board (or, if appropriate, any committee thereof administering any of HilleVax’s 2021 Equity Incentive Plan, 2022 Incentive Award Plan and 2022 Employee Stock Purchase Plan (each, a “HilleVax Stock Plan” and together, the “HilleVax Stock Plans”)) shall adopt such resolutions or take such action by written consent in lieu of a meeting, providing for the transactions contemplated by Section 3.10 of the Merger Agreement. HilleVax shall provide that, on and following the Effective Time, no holder of any HilleVax Options and HilleVax Restricted Stock Unit Awards shall have the right to acquire any equity interest in HilleVax or the Surviving Corporation in respect thereof and each HilleVax Stock Plan shall terminate as of the Effective Time, provided, that the 2022 Employee Stock Purchase Plan shall terminate in accordance with Section 3.10(c) of the Merger Agreement.

Employee Matters. Effective as of the day immediately preceding the day on which the Effective Time occurs, HilleVax shall terminate any and all 401(k) plans.

Parent shall use commercially reasonable efforts to provide continuation coverage under the group health plans maintained by Parent pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA (“COBRA”), to all employees of HilleVax as of the Closing Date and former employees of HilleVax receiving COBRA continuation coverage as of the Closing Date for eighteen (18) months following the Closing Date; provided, however, that if Parent determines prior to the Closing Date in its reasonable discretion that it is unable to provide COBRA continuation coverage to such individuals, HilleVax will provide such affected individuals with lump sum payments to cover the costs of such COBRA continuation coverage (which amount will be grossed up for taxes) for the applicable period for which HilleVax would provide coverage at HilleVax’s expense under the applicable severance arrangements (or any remaining portion of such period).

Conditions to Each Party’s Obligation to Effect the Merger. The obligation of HilleVax and Purchasers to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

(i) No Legal Restraints. No Judgment issued, or other legal restraint or prohibition imposed, in each case, by any Governmental Entity of competent jurisdiction, or applicable Law, in each case, preventing or prohibiting the consummation of the Merger shall be in effect.

(ii) Consummation of the Offer. Purchasers shall have irrevocably accepted for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer and Purchasers shall have consummated the Offer.

HilleVax Board Recommendation. As described above, and subject to the provisions described below, the HilleVax Board has recommended that the stockholders of HilleVax accept the Offer and tender their Shares to Purchasers pursuant to the Offer. The foregoing recommendation is referred to herein as the “HilleVax Board Recommendation.” The HilleVax Board also agreed to include the HilleVax Board Recommendation with respect to the Offer in the Schedule 14D-9 and has permitted Parent to refer to such recommendation in this Offer to Purchase and documents related to the Offer.

Reasonable Best Efforts. Each of HilleVax, Parent and Merger Sub has agreed to use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable and in any event prior to the Outside Date, the Offer, the Merger and the other Transactions, including (i) causing each of the Offer Conditions and each of the conditions to the Merger set forth in Article VIII of the Merger Agreement to be satisfied, in each case as promptly as reasonably practicable after the Agreement Date, (ii) the obtaining of all necessary or advisable actions or non-actions, waivers and consents from, the making of all necessary registrations, declarations and filings with, and the taking of all reasonable steps as may be necessary to avoid a Proceeding by, any Governmental Entity with respect to the Merger Agreement or the Transactions, (iii) the defending or contesting of any Proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Merger Agreement. In addition and without limiting the foregoing, HilleVax and the HilleVax Board shall (A) take all action necessary to ensure that no restrictions on business combinations of any Takeover Law (as defined below) or similar statute or regulation is or becomes applicable to any Transaction or the Merger Agreement and (B) if the restrictions on business combinations of any Takeover Law or similar statute or regulation becomes applicable to any Transaction or the Merger Agreement, use its reasonable best efforts to take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions and the Merger Agreement.

Termination. The Merger Agreement may be terminated prior to the Offer Closing Time as follows:

(a) by mutual written consent of Parent, Merger Sub and HilleVax;

(b) by either Parent or HilleVax:

(i) if (A) the Offer Closing Time shall not have occurred on or before 11:59 p.m., Eastern time, on February 4, 2026 (the “Outside Date”) or (B) the Offer shall have expired or been terminated and have not been extended in accordance with its terms and in accordance with the Merger Agreement without Purchasers having accepted for payment any Shares tendered in the Offer; provided that the right to terminate the Merger Agreement pursuant to Section 9.01(b)(i) of the Merger Agreement shall not be available to any party hereto if the failure of the Offer Closing Time to occur on or before the Outside Date (in the case of the foregoing clause (A)) or the failure of Purchaser to accept for payment any Shares tendered in the Offer (in the case of the foregoing clause (B)) is primarily due to a material breach of the Merger Agreement by such party; or

(ii) if any Legal Restraint permanently preventing or prohibiting the consummation of the Offer or the Merger shall be in effect and shall have become final and non-appealable; provided that the right to terminate the Merger Agreement pursuant to Section 9.01(b)(ii) of the Merger Agreement shall not be available to any party hereto if such Legal Restraint is primarily due to such party’s failure to comply in all material respects with its obligations under Section 7.02 of the Merger Agreement in respect of any such Legal Restraint;

(c) by Parent, if HilleVax breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform individually or in the aggregate with all such other breaches or failures to perform (i) would result in the failure of an Offer Condition and (ii) cannot be or has not been cured prior to the earlier of (x) thirty (30) days after the giving of written notice to HilleVax of such breach or failure to perform and (y) the Outside Date; provided that Purchasers are not then in material breach of the Merger Agreement;

(d) by Parent if an Adverse Recommendation Change has occurred;

(e) by Parent if a failure of the condition set forth in clause (vi) of Exhibit A of the Merger Agreement has occurred;

(f) by HilleVax, if (i) Purchasers fail to commence the Offer in violation of Section 2.01 of the Merger Agreement (other than primarily due to a material violation by HilleVax of its obligations under Section 2.02 of the Merger Agreement), (ii) Purchasers shall have terminated the Offer prior to its Expiration Date (as such Expiration Date may be extended in accordance with Section 2.01(a) of the Merger Agreement), other than in accordance with the Merger Agreement, (iii) Purchasers shall have failed to extend the Offer when required to do so in accordance with the terms of Article II of the Merger Agreement, or (iv) all of the Offer Conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the time Purchasers consummate the Offer, but subject to such conditions being able to be satisfied or waived) as of immediately prior to the expiration of the Offer and the Offer Closing Time shall not have occurred within three (3) business days following the expiration of the Offer;

(g) by HilleVax, if (i) (x) Parent or Merger Sub breaches any of its representations or warranties contained in the Merger Agreement, which breach had or would reasonably be expected to, individually or in the aggregate with all such other breaches, result in a Parent Material Adverse Effect or (y) Parent or Merger Sub breaches or fails to perform any of its covenants contained in the Merger Agreement in any material respect, and (ii) the applicable breach or failure to perform cannot be or has not been cured prior to the earlier of (x) thirty (30) days after the giving of written notice to Parent or Merger Sub of such breach or failure to perform and (y) the Outside Date; provided, in each case, that HilleVax is not then in material breach of the Merger Agreement; or

(h) by HilleVax, if (i) the HilleVax Board authorizes HilleVax to terminate the Merger Agreement to enter into a definitive written agreement with respect to a Superior Company Proposal, (ii) the HilleVax Board has complied in all material respects with their obligations under Section 6.02(b) of the Merger Agreement in respect of such Superior Company Proposal and (iii) HilleVax has paid, or simultaneously with the termination of the Merger Agreement pays, the Termination Fee (as defined below).

Termination Fee. HilleVax has agreed to pay Parent a termination fee of $2,475,000 (the “Termination Fee”) if:

(a) HilleVax terminates the Merger Agreement pursuant to Section 9.01(h) of the Merger Agreement;

(b) Parent terminates the Merger Agreement pursuant to Section 9.01(d) of the Merger Agreement; or

(c) (A) after the Agreement Date, a bona fide Company Takeover Proposal is publicly proposed or announced or shall have become publicly known or otherwise communicated to management of HilleVax or the HilleVax Board, and such Company Takeover Proposal is not publicly withdrawn or, if not publicly proposed or announced, communicated to the HilleVax Board or management, is not withdrawn in the case of the Merger Agreement being subsequently terminated pursuant to Section 9.01(b)(i) of the Merger Agreement and the Minimum Tender Condition has not been satisfied prior to such termination (provided, that the conditions to the Offer set forth in clause (i) of Schedule 1 of the Merger Agreement are satisfied at the time of such termination), prior to the date that is two (2) business days prior to the final Expiration Date of the Offer, (B) the Merger Agreement is terminated by either Parent or HilleVax pursuant to Section 9.01(b)(i) of the Merger Agreement (but in the case of a termination by HilleVax, only if at such time Parent would not be prohibited from terminating the Merger Agreement pursuant to the proviso in Section 9.01(b)(i)) of the Merger Agreement, and (C) within twelve (12) months after such termination, HilleVax consummates any Company Takeover Proposal or HilleVax enters into a definitive agreement with respect to any Company Takeover Proposal that is subsequently consummated.

For purposes of clauses (i) through (iii) above, the term “Company Takeover Proposal” shall have the meaning set forth in the definition of Company Takeover Proposal contained in Section 1.01 of the Merger Agreement except that all references to 20% shall be deemed references to 50%. Any fee due under Section 9.03(a) of the Merger Agreement shall be paid by wire transfer of same-day funds to an account designated by Parent, (1) in the case of clause (i), prior to or simultaneously with, and as a condition to the effectiveness of, such termination of the Merger Agreement, (2) in the case of clause (ii), within two (2) business days after the date of such termination of the Merger Agreement and (3) in the case of clause (iii), within two (2) business days after the consummation of such a transaction. The parties hereto acknowledge and agree that in no event shall HilleVax be required to pay the Termination Fee or the Expense Reimbursement Payment (as defined below) on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of the Merger Agreement at the same or at different times and the occurrence of different events.

HilleVax shall pay to Parent an expense reimbursement payment equal to the reasonable and documented out-of-pocket fees and expenses incurred by or on behalf of Parent or its Affiliates in connection with the transactions contemplated by the Merger Agreement and the CVR Agreement up to a maximum of $990,000 (the “Expense Reimbursement Payment”) if Parent terminates the Merger Agreement pursuant to Section 9.01(e) of the Merger Agreement.

In the event Parent receives the Termination Fee or Expense Reimbursement Payment, such Termination Fee or Expense Reimbursement Payment will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent or Merger Sub and constitute their sole and exclusive remedy of Parent and Merger Sub against HilleVax and its current, former or future stockholders and representatives for any loss suffered as a result of the failure of the Transactions to be consummated, and none of HilleVax and its current, former or future stockholders or representatives will have any further liability or obligation relating to or arising out of the Merger Agreement or the Transactions, except as otherwise provided in the Merger Agreement.

Effect of Termination. If the Merger Agreement is terminated pursuant to its terms, the Merger Agreement will become void and have no effect without any liability or obligation on the part of Parent or Merger Sub, on the one hand, or HilleVax, on the other hand, the last sentence of Section 7.01 of the Merger Agreement, Section 9.02 of the Merger Agreement, Section 9.03 of the Merger Agreement and Article X of the Merger Agreement, and any definitions contained in the Merger Agreement and referred to but not contained in any such provisions, which provisions and definitions shall survive such termination. Without limiting the generality of the foregoing, Purchasers acknowledge and agree that any failure of Parent or Merger Sub to satisfy its obligations to irrevocably accept for payment or pay for the Shares following satisfaction of the Offer Conditions, and any failure of Parent to cause the Merger to be effective following the satisfaction of the conditions set forth in Article VIII of the Merger Agreement, will be deemed to constitute a Willful Breach of a covenant of the Merger Agreement. Nothing in the Merger Agreement shall relieve any party or parties to the Merger Agreement, as applicable, from any liability or damage resulting from any fraud or Willful Breach of the Merger Agreement that occurs prior to such termination (which liability or damages the parties acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the transactions contemplated thereby, and such party shall have the right to seek damages based on loss of the economic benefit of the transactions contemplated by the Merger Agreement to HilleVax and HilleVax’s stockholders). The parties acknowledge and agree that, to the extent Parent or Merger Sub is required to pay damages in connection with the termination of the Merger Agreement that exceeds HilleVax’s expenses or out-of-pocket costs incurred in connection with the Merger Agreement and the transactions contemplated thereby, including any disputes related thereto, such excess represents an amount of damages payable in respect of losses suffered by HilleVax and persons who are HilleVax’s stockholders as of the date on which the Merger Agreement is terminated in respect of the Shares.

Conduct of Business Pending the Merger. HilleVax has agreed that, from the date of the Merger Agreement to the earlier of the Offer Closing Time and the termination of the Merger Agreement in accordance with its terms (the “Pre-Closing Period”), except as consented to in writing in advance by Parent (which consent shall not be unreasonably withheld, delayed or conditioned) or as otherwise specifically required by the Merger Agreement, HilleVax shall use commercially reasonable efforts to carry on its business in the ordinary course of business. In addition, except as set forth in Section 6.01 of HilleVax’s disclosure letter provided under the Merger Agreement or otherwise expressly and specifically permitted or required by the Merger Agreement or required by applicable Law, during the Pre-Closing Period, neither HilleVax nor its Subsidiaries shall do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) (i) enter into any new line of business or enter into any agreement, arrangement or commitment that is in excess of $50,000 or materially limits or otherwise restricts HilleVax or its affiliates, including, following the Merger Closing, Parent and its affiliates (other than in the case of Parent and its affiliates, due to the operation of Parent’s or its affiliates’ own Contracts), from time to time engaging or competing in any line of business or in any geographic area or (ii) otherwise enter into any agreements, arrangements or commitments in excess of $50,000 or imposing material restrictions on its assets, operations or business;

(b) (i) declare, set aside, establish a record date in respect of, accrue or pay any dividends on, or make any other distributions (whether in cash, stock, equity securities or property) in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem, offer to redeem or otherwise acquire, directly or indirectly any shares of capital stock of HilleVax or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire any such shares of capital stock, except for (A) acquisitions of Shares in connection with the withholding or surrender of Shares by holders of HilleVax Options and HilleVax Restricted Stock Unit Awards outstanding on the Agreement Date in order to pay the exercise price of HilleVax Options or to satisfy Tax obligations with respect to awards granted pursuant to the HilleVax Stock Plans outstanding on the Agreement Date, and (B) the acquisition by HilleVax of HilleVax Options and HilleVax Restricted Stock Unit Awards in connection with the forfeiture of such awards, in each case, in accordance with their terms;

(c) issue, grant, deliver, sell, authorize, pledge or otherwise encumber any shares of its capital stock or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire such shares, or any other rights that give any person the right to receive any economic interest of any nature accruing to the holders of Shares, other than issuances of Shares upon the vesting and settlement of HilleVax Restricted Stock Unit Awards and issuances of Shares upon the exercise of HilleVax Options in accordance with their terms, issuances of HilleVax common stock pursuant to the 2022 Employee Stock Purchase Plan in accordance with its terms or the withholding of Shares upon the vesting and settlement of HilleVax Restricted Stock Unit Awards to satisfy Tax withholding obligations thereunder;

(d) amend its certificate of incorporation, HilleVax’s Bylaws or other comparable organizational documents (except for immaterial or ministerial amendments);

(e) form any Subsidiary or acquire or agree to acquire, directly or indirectly, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any assets outside of the ordinary course of business, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person;

(f) except as provided pursuant to the terms of any Company Employee Plan as in effect on the Agreement Date or pursuant to applicable Law, (i) adopt, enter into, establish, amend or modify any collective bargaining agreement, Company Employee Plan (or plan or arrangement that would be a Company Employee Plan if in effect on the Agreement Date), (ii) grant to any director, employee or individual service provider of HilleVax any increase in base compensation, (iii) grant to any director, employee or individual service provider of HilleVax any increase in severance or termination pay, (iv) pay or award, or commit to pay or award, any bonuses or incentive or equity compensation, (v) enter into any employment, retention, consulting, change in control, severance or termination agreement with any director, employee or individual service provider of HilleVax, (vi) take any action to vest or accelerate any rights or benefits under any Company Employee Plan, or the funding of any payments or benefits under any Company Employee Plan or (vii) hire any employee or individual service provider;

(g) make any change in accounting methods, principles or practices, except as may be required (i) by GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization or (ii) by Law, including Regulation S-X promulgated under the Securities Act, in each case, as agreed to by HilleVax’s independent public accountants;

(h) sell, lease (as lessor), license or otherwise transfer (including through any “spin-off”), or pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien), any properties or assets (other than Intellectual Property Rights) except (i) sales or other dispositions of inventory and excess or obsolete properties or assets in the ordinary course of business or (ii) pursuant to Contracts to which HilleVax is a party made available to Parent and in effect prior to the Agreement Date or (iii) in accordance with the Wind-Down Process;

(i) sell, assign, lease, license, transfer, pledge, encumber (other than Permitted Liens) or otherwise dispose of, permit to lapse or abandon any material Intellectual Property Rights owned by HilleVax, other than as required by applicable Law or in the ordinary course of business;

(j) (i) incur or modify the terms of (including by extending the maturity date thereof) any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of HilleVax, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (ii) make any loans, advances or capital contributions to, or investments in, any other Person;

(k) make or agree to make any capital expenditures;

(l) commence any Proceeding or pay, discharge, settle, compromise or satisfy (i) any pending or threatened claims, liabilities or obligations relating to a Proceeding (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any such payment, discharge, settlement, compromise or satisfaction of a claim solely for money damages in the ordinary course of business in an amount not to exceed $100,000 per payment, discharge, settlement, compromise or satisfaction or $100,000 in the aggregate for all such payments, discharges, settlements, compromises or satisfactions, provided such amounts are taken into account in the calculation of Closing Net Cash or (ii) any litigation, arbitration, proceeding or dispute that relates to the Transactions (which shall be governed exclusively by Section 7.07 of the Merger Agreement);

(m) make, change or revoke any material Tax election, make or change any annual Tax accounting period or any method of Tax accounting, file any amended material Tax Return, fail to timely file any material Tax Return required to be filed by it (taking into account extensions obtained in the ordinary course of business) or fail to pay any Tax that is due and payable (taking into account any applicable extension), enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), settle or compromise any material Tax claim, incur any material liability for Taxes outside the ordinary course of business, file any Tax return other than on a basis consistent with past practice, or consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes (excluding extensions of time to file Tax Returns obtained in the ordinary course of business), grant any power of attorney with respect to Taxes, or enter into any Tax Sharing Agreement;

(n) amend, cancel or terminate any insurance policy naming HilleVax or its Subsidiaries as an insured, a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

(o) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

(p) except in the ordinary course of business or in connection with any transaction to the extent specifically permitted by any other subclause of Section 6.01 of the Merger Agreement, enter into, terminate or materially modify in any respect, or expressly release any material rights under, any Material Contract or any Contract that, if existing on the Agreement Date, would have been a Material Contract;

(q) renew or enter into any agreement containing a non-compete, exclusivity, non-solicitation or similar clause that would restrict or limit, in any material respect, the operations of HilleVax or any of its Subsidiaries; or

(r) authorize, commit or agree to take any of the foregoing actions.

Access to Information. During the Pre-Closing Period, except if prohibited by any applicable Law, HilleVax shall afford to Parent and to Parent’s Representatives, reasonable access during normal business hours (under the supervision of appropriate personnel and in a manner that does not unreasonably interfere with the normal operation of the business of HilleVax) to its properties, books and records, contracts and personnel, and, during such period, HilleVax shall use reasonable best efforts to furnish, as promptly as reasonably practicable, to Parent such information concerning its business, properties and personnel as Parent or Parent’s Representatives may reasonably request for the purpose of transition planning and not for the purpose of any adverse action or dispute between the parties or their Affiliates; provided that any such access shall be afforded and any such information shall be furnished at Parent’s expense. Notwithstanding the immediately preceding sentence, HilleVax shall not be required to afford access or furnish information to the extent (i) such information is subject to the terms of a confidentiality agreement with a third party entered into prior to the Agreement Date or granting such access would violate any obligations of HilleVax with respect to confidentiality to any third party or otherwise breach, contravene or violate, constitute a default under, or give a third party the right to terminate or accelerate an obligation under, any then effective contract to which HilleVax is a party, (ii) such information relates to the applicable portions of the minutes of the meetings of the HilleVax Board where the HilleVax Board discussed (or is information otherwise related to) (A) the Transactions or any similar transaction involving the sale of HilleVax, or a material portion of its assets, to, the license of a material portion of HilleVax’s assets to, or combination of HilleVax with, any other person, (B) any Company Takeover Proposal or (C) any Intervening Event, or (iii) HilleVax determines in good faith after consulting with counsel that affording such access or furnishing such information would reasonably be expected to jeopardize or result in a waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such information, violate applicable Law or result in antitrust risk for HilleVax; provided that HilleVax will use its reasonable efforts to communicate the applicable information to Parent in a way that would not violate any applicable Law, contract or obligation or waive such a privilege. Nothing in Section 7.01 of the Merger Agreement or elsewhere in the Merger Agreement shall be construed to require HilleVax or any Representatives of any of the foregoing to prepare any reports, analyses, appraisals, opinions or other information. All information exchanged pursuant to Section 7.01 of the Merger Agreement shall be subject to the confidentiality agreement dated December 2, 2024 between HilleVax and an affiliate of Purchasers.

Stockholder Litigation. During the Pre-Closing Period, subject to execution of a customary joint defense agreement and the preservation of the attorney-client or other applicable privilege, protection under the work product or other doctrine and protection of confidential information and except if the HilleVax Board has made an Adverse Recommendation Change, HilleVax shall provide Parent an opportunity to review and to propose comments to all material filings or responses to be made by HilleVax in connection with any Proceedings commenced, or to the knowledge of HilleVax, threatened in writing, by or on behalf of one or more stockholders of HilleVax, against HilleVax and its directors relating to any Transaction, and HilleVax shall give reasonable and good faith consideration to any comments proposed by Parent. In no event shall HilleVax enter into, agree to or publicly disclose any settlement with respect to such Proceedings without Parent’s consent, such consent not to be unreasonably withheld, delayed or conditioned, except (i) to the extent such settlement is fully covered by HilleVax’s insurance policies (other than any applicable deductible) or (ii) such settlement relates solely to the provision of additional disclosure in the Schedule 14D-9, but, in each case, only if such settlement would not result in the imposition of any restriction on the business or operations of HilleVax or its Affiliates. HilleVax shall notify Parent promptly of the commencement or written threat of any Proceedings of which it has received notice or become aware and shall keep Parent promptly and reasonably informed regarding any such Proceedings.

Indemnification, Exculpation and Insurance. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights to advancement of expenses) now existing in favor of any person who is or prior to the Effective Time becomes, or has been at any time prior to the Agreement Date, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of HilleVax or its predecessors (each, an “Indemnified Party”) as provided in the HilleVax charter, the HilleVax Bylaws or any indemnification agreement between such Indemnified Party and HilleVax that is in effect as of the Agreement Date and that has been made available to Parent (i) shall be assumed by the Surviving Corporation, without further action, at the Effective Time, (ii) shall survive the Merger, (iii) shall continue in full force and effect in accordance with their terms with respect to any claims against any such Indemnified Party arising out of such acts or omissions and (iv) for a period of six years following the Agreement Date, shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party, and Parent and the Surviving Corporation shall be bound thereby to the fullest extent available under the DGCL or other applicable Law for a period of six years from the Effective Time, and any claim made pursuant to such rights within such six-year period shall continue to be subject to Section 7.03(a) of the Merger Agreement and the rights provided under Section 7.03(a) of the Merger Agreement until full and final disposition of such claim. Parent shall cause the Surviving Corporation to perform its obligations under Section 7.03(a) of the Merger Agreement.

SEC Filings and Financial Statements. Until the Effective Time, HilleVax shall (i) maintain its listing on Nasdaq and comply in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable current listing and governance rules and regulations of Nasdaq, (ii) file all reports and documents (including periodic reports on Form 10-K or 10-Q) with the SEC on a timely basis and in compliance with the applicable requirements of the Exchange Act, the Sarbanes-Oxley Act and all rules and regulations promulgated by the SEC thereunder, and (iii) prepare any financial statements (including any related notes) to be filed with any periodic reports in compliance in all material respects with the published rules and regulations of the SEC applicable thereto.

Stock Exchange Delisting and Deregistration. The Surviving Corporation will cause HilleVax’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time and in any event no more than ten (10) days after the Closing Date.

Rule 16b-3 Matters. Prior to the Effective Time, Parent will, and HilleVax may, take, all steps required to cause any dispositions or cancellations of HilleVax’s equity securities (including derivative securities (as defined in Rule 16a-1(c) under the Exchange Act)) in connection with the Merger Agreement or the Transactions by each individual who is a director or officer of HilleVax who is a covered Person for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder to be exempt under Rule 16b-3 under the Exchange Act.

Anti-Takeover Provisions. As of the Agreement Date, HilleVax is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. The HilleVax Board has taken all action necessary to render Section 203 of the DGCL and any other takeover, anti-takeover, moratorium, “fair price,” “control share,” or similar Law inapplicable to the Offer and the Merger. Assuming the accuracy of the representations and warranties set forth in Section 5.08 of the Merger Agreement, no restrictions of any other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws (each, a “Takeover Law”) apply or will apply to HilleVax pursuant to the Merger Agreement or the Transactions.

Public Announcements. Purchasers, on the one hand, and HilleVax, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national or foreign securities exchange; provided that the restrictions set forth in this Section 7.05 of the Merger Agreement shall not apply to any release, announcement or disclosure made or proposed to be made by HilleVax with respect to a Company Takeover Proposal, Superior Company Proposal, Intervening Event, or Adverse Recommendation Change that is not the result of a material breach of Section 6.02 of the Merger Agreement. The parties hereto agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties hereto and that the press release to be issued at the Merger Closing shall state the Cash Amount as finally determined in accordance with Section 2.01(c) of the Merger Agreement.

Representations and Warranties. This summary of the Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Parent, Merger Sub or HilleVax, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Offer or the Merger. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto and made to, and solely for the benefit of, each other as of the specified dates therein. The assertations embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by confidential disclosure schedules delivered by HilleVax to Parent in connection with the Merger Agreement.

The representations and warranties were negotiated with the principal purpose of allocating risk among the parties to the agreements instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

In the Merger Agreement, HilleVax has made representations and warranties to Purchasers with respect to, among other things:

•	Due organization; subsidiaries

•	Organizational documents

•	Capitalization

•	Authority; binding nature of agreement

•	Non-contravention; consents

•	SEC filings; financial statements

•	Absence of undisclosed liabilities

•	Information supplied

•	Absence of changes

•	Tax matters

•	Agreements, contracts and commitments

•	Proceedings; judgments

•	Real property; leasehold

•	Compliance, permits; restrictions

•	Environmental matters

•	Employee and labor matters; benefit plans

•	Intellectual property

•	Insurance

•	Privacy and data security

•	No financial advisors

•	Certain payments

•	Trade control laws

•	No rights agreement; anti-takeover provisions

•	Opinion of financial advisor

•	No vote required

•	No other representations or warranties.

Some of the representations and warranties in the Merger Agreement made by HilleVax are qualified as to “materiality” or a “HilleVax Material Adverse Effect.” For purposes of the Merger Agreement, a “HilleVax Material Adverse Effect” means any change, event, condition, development, circumstance, state of facts, effect or occurrence that has a material adverse effect on (i) the business, financial condition, assets, properties or results of operations of HilleVax or (ii) the ability of HilleVax to consummate the Transactions; provided that, for purposes of clause (i), none of the following shall be taken into account in determining whether there has been a HilleVax Material Adverse Effect: any change, event, condition, development, circumstance, state of facts, effect or occurrence to the extent resulting from or arising out of (A) general conditions (or changes therein) in the industries in which HilleVax operates, (B) general economic or regulatory, legislative or political conditions (or changes therein), including any actual or potential stoppage, shutdown, default or similar event or occurrence affecting a national or federal government, or securities, credit, banking, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets or equity price levels or trading volumes), in each case, in the United States, the European Union or elsewhere in the world, (C) any change in applicable Law or GAAP after the date hereof, (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts or threats of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any of the foregoing, (E) any epidemic, pandemic (including COVID-19), disease outbreak or other public health-related event (or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Officials (including COVID-19 Measures)), hurricane, tornado, flood, fire, volcano, earthquake or other natural or man-made disaster or any other national or international calamity, crisis or disaster, (F) the failure, in and of itself, of HilleVax to meet any internal or external forward-looking projections, forecasts, estimates or predictions in respect of any financial or operating metrics before, on or after the Agreement Date, or changes in the market price or trading volume of HilleVax common stock or the credit rating of HilleVax (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a HilleVax Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the announcement, pendency or performance of any of the Transactions, including the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Affiliates, any stockholder Proceeding (direct or derivative) in respect of the Merger Agreement or any of the Transactions and any loss of or change in relationship, contractual or otherwise, with any Governmental Entity, supplier, vendor, service provider, collaboration partner, licensor, licensee or any other party having business dealings with HilleVax (including the exercise, or prospective exercise, by any party of any rights that arise upon a change of control), or departure of any employees or officers, of HilleVax (provided that this clause (G) shall not apply to the representations and warranties set forth in Section 4.05 of the Merger Agreement or the condition set forth in clause (ii) of Exhibit A to the extent relating to such representations and warranties), (H) HilleVax’s compliance with the covenants contained in the Merger Agreement, or (I) any action taken by HilleVax at Parent’s express written request or with Parent’s express written consent, except in the case of clause (A), (B), (C), (D) or (E), to the extent that HilleVax is disproportionately affected thereby as compared with other participants in the industries in which HilleVax operates (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a HilleVax Material Adverse Effect).

In the Merger Agreement, Purchasers have made representations and warranties to HilleVax with respect to:

•	Organization, standing and power

•	Merger Sub

•	Authority; execution and delivery; enforceability

•	No conflicts; consents

•	Information supplied

•	Brokers

•	Litigation

•	Ownership of the HilleVax common stock

•	Sufficient funds

•	Competing businesses

•	No foreign person

Some of the representations and warranties in the Merger Agreement made by Purchasers are qualified as to “materiality” or a “Parent Material Adverse Effect.” For purposes of the Merger Agreement, a “Parent Material Adverse Effect” means any change, effect, event or occurrence that prevents Parent or Merger Sub from consummating the Offer, the Merger and the other Transactions on or before the Outside Date.

None of the representations, warranties, covenants or agreements in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement will survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Specific Performance. The parties have acknowledged and agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties to the Merger Agreement shall be entitled to an injunction or injunctions, any other appropriate form of equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the performance of the terms and provisions of the Merger Agreement in the courts of the State of Delaware without proof of damages or otherwise (and each party has waived any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties have further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

Expenses. Except as otherwise provided in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

Offer Conditions. The Offer Conditions are described in “The Tender Offer—Section 9. Conditions of the Offer.”

CVR Agreement. At or prior to the Offer Closing Time, Purchasers expect to enter a Contingent Value Rights Agreement (the “CVR Agreement”) with a rights agent (the “Rights Agent”) and a representative, agent and attorney in-fact (the “Representative”) of the holders of CVRs (“CVR Holders”). Each CVR represents the contractual right to receive certain contingent cash payments equal to “CVR Proceeds” calculated as the amount equal to:

(1) 90% of the net proceeds with respect to any financing arrangement for, or the sale, transfer, license or other disposition by Parent or any of its affiliates, including HilleVax (after the Merger), of all or any part of any and all remaining norovirus vaccine programs of HilleVax (such programs, “Legacy Assets” and such transaction, a “Legacy Assets Transaction”) if such Legacy Assets Transaction occurs within two years following the closing of the Merger (the “Legacy Assets Transaction Period”), and (2) if there remain any unused funds in the $250,000 expense fund established under the CVR Agreement for Parent to utilize in connection with satisfying certain of its obligations related to the Purpose (the “Legacy Assets and Expense Fund”) following the end of the Legacy Assets Transaction Period (“Remaining Funds”), 100% of such Remaining Funds (clause (1) and (2), collectively, the “Legacy Assets Transaction Proceeds”) if any; plus cash payments equal to (1) the return of the security deposit by B9 LS Harrison & Washington LLC (the “Landlord”), which equals $1,631,365.50 after deducting any amount used, applied or retained by the Landlord pursuant to that certain Lease, dated March 14, 2022, between HilleVax and the Landlord regarding the premises (the “Premises”) on the fifth floor of the building known as 321 Harrison Avenue, Boston, Massachusetts (the “Harrison Lease”), (2) any interest accrued on the bank account maintained by Parent or its Affiliate that contains future lease payment obligations under the Harrison Lease transferred by HilleVax immediately following the Closing, with such accrued interest calculated on an annual basis for each successive 12-month period following the Closing Date, (3) if the Harrison Lease is assigned or subleased within twelve (12) months of the Closing Date (including pursuant to that certain Sublease Agreement, dated as of July 31, 2025, by and between HilleVax and Stellaromics, Inc. (the “Harrison Sublease”)), 100% of the amount equal to the lease payment obligations assigned to or assumed by any subtenant under the Harrison Lease (including pursuant to the Harrison Sublease) (such assigned lease payment obligations, the “Savings”) calculated on an annual basis for each successive 12-month period following the Closing Date (provided, that the Harrison Sublease shall be included for purposes of this clause (3)), (4) if the Harrison Lease is assigned or subleased after twelve (12) months of the Closing Date, 90% of the applicable Savings calculated on an annual basis for each successive 12-month period following the Closing Date, and (5) if any subtenant under the Harrison Lease extends the terms of such subtenant’s sublease (including pursuant to the Harrison Sublease), 100% of the applicable Savings calculated on an annual basis for each successive 12-month period following the Closing Date (clauses (1) – (5), collectively, the “Legacy Receivable Amounts”), if any; plus if the amount of Closing Net Cash, recalculated by Parent pursuant to the procedures set forth in the CVR Agreement no later than ninety (90) days following the Closing Date (the “Final Net Cash”) is greater than the Signing Net Cash, then the amount equal to (1) the Final Net Cash minus (2) the Signing Net Cash (the “Net Cash Excess”), if any; minus if the Final Net Cash is less than the Signing Net Cash, then the amount equal to (1) the Final Net Cash minus (2) the Signing Net Cash (the “Net Cash Shortfall”), if any.

We cannot predict whether any CVR Proceeds will be received or, if any CVR Proceeds are received, the amount or timing of any such receipt. In connection with the Offer, Purchasers did not engage any independent valuation firm to conduct an analysis of the potential value of the CVR Proceeds or receive any material non-public information assessing the value of the CVR Proceeds. Purchasers are relying on HilleVax’s estimate of the CVR Proceeds that would be payable.

HilleVax estimates the CVR Proceeds that would be payable (on a pre-tax basis) pursuant to the CVRs with respect to the Legacy Receivable Amounts will be approximately $0.12 per Share, which was derived by applying to HilleVax management’s estimate of potential Savings with respect to the Legacy Receivable Amounts a discount rate equivalent to ICE BofA US High Yield Index Effective Yield of 6.82% as of July 21, 2025, and discounting these amounts back to September 30, 2025, the assumed closing date for the Merger, to derive an estimated present value per Share. The foregoing assumes that there will be no positive or negative adjustment to the CVR Proceeds because of a Net Cash Excess or a Net Cash Shortfall, respectively.

Given the CVR Proceeds with respect to Legacy Assets Transaction Proceeds consist of contingent payments relating to the occurrence of Legacy Assets Transactions, HilleVax is unable to rely on or otherwise benchmark an industry probability of success of payment of any CVR Proceeds with respect to Legacy Assets Transactions. There can be no assurance that any Legacy Assets Transaction will occur prior to the Legacy Assets Transaction Expiration Date or that there will be any positive or negative adjustment based on the final calculation of Final Net Cash nor is there any assurance regarding the exact amount of such CVR Proceeds or the timing of any such payment. Accordingly, in deciding whether to tender your Shares into the Offer, you should understand that it is possible that no payment will be made pursuant to the CVRs with respect to Legacy Assets Transaction Proceeds.

HilleVax management prepared the following examples to illustrate the various scenarios in which CVR Proceeds could become payable with respect to Legacy Assets Transaction Proceeds:

•

Illustrative Example 1: No Legacy Assets Transaction occurs within two (2) years of the closing of the merger. CVR Holders would only receive any Remaining Funds from the Legacy Assets and Expense Fund.

•

Illustrative Example 2: The Legacy Assets are disposed of within two (2) years of the closing of the merger without any dilutive equity issuances for net proceeds of $500,000. CVR Holders would receive $450,000, plus any Remaining Funds from the Legacy Assets and Expense Fund.

•

Illustrative Example 3: The Legacy Assets are restructured into Parent NewCo (“Parent NewCo Restructuring”), and in connection with such Parent NewCo Restructuring, Parent NewCo issues (x) 20% of its equity interests to the applicable licensor for such Legacy Assets as consideration to amend or extend the applicable license, (y) 40% of its equity to investors as consideration for cash proceeds to advance development of the Legacy Assets, and (z) 20% of its equity as consideration for services to Parent Newco. However, Parent NewCo is not sold before the Legacy Assets Transaction Expiration Date. CVR Holders will only receive any Remaining Funds from the Legacy Assets and Expense Fund.

•

Illustrative Example 4: The Parent NewCo Restructuring occurs, but Parent NewCo is subsequently sold before the Legacy Assets Transaction Expiration Date for $10,000,000 in net proceeds. With Parent holding 20% of the equity interests in Parent Newco at the time of such disposition. CVR Holders would receive $1,800,000, plus any Remaining Funds from the Legacy Assets and Expense Fund.

•

Illustrative Example 5: The Parent NewCo Restructuring occurs, but Parent NewCo is sold before the Legacy Assets Transaction Expiration Date in exchange for only contingent milestones and/or royalties. Assuming Parent holds 20% of the equity interests in Parent Newco at the time of such disposition, CVR Holders would receive 90% of any milestone payments or royalties received by Parent prior to the Legacy Assets Transaction Expiration Date, plus any Remaining Funds from the Legacy Assets and Expense Fund.

To the extent any CVR Proceeds becomes payable with respect to Legacy Assets Transaction Proceeds, CVR holders will receive approximately 1 cent per CVR for every $507,700 in net proceeds received.

The “CVR Payment Date” means (a) with respect to any Net Cash Excess (if any), no later than thirty (30) days following the final determination of the Final Net Cash; (b) with respect to any Legacy Assets Transaction Proceeds described in clause (1) of such definition, no later than thirty (30) days following the later of (i) the final determination of the Final Net Cash and (ii) receipt of the corresponding portion of Gross Proceeds (as defined in the CVR Agreement) by Parent or any of its Affiliates, pursuant to which Legacy Assets Transaction Proceeds are payable to Holders; (c) with respect to any Legacy Assets Transaction Proceeds described in clause (2) of such definition, no later than thirty (30) days following the end of the Legacy Assets Transaction Period if there are any Remaining Funds; and (d) with respect to Legacy Receivable Amounts, no later than thirty (30) days following the later of (i) the final determination of the Final Net Cash and (ii) the receipt or realization, as applicable, of any amount of the Legacy Receivable Amount (e.g., the realization of Savings described in clause (3), clause (4) or clause (5) of the definition of “Legacy Receivable Amounts”).

In the event that the applicable proceeds are not achieved prior to the last applicable CVR Payment Date, the CVR Holders will not receive any payment pursuant to the CVR Agreement. The date on which the Legacy Assets Transaction Period expires is the “Legacy Assets Transaction Expiration Date”; provided that, to the extent a Legacy Assets Transaction takes place during the Legacy Assets Transaction Period, the Legacy Assets Transaction Expiration Date shall be the earliest to occur of (a) the date that is the fifth (5th) anniversary of the date upon which any product resulting from the Legacy Assets is approved for marketing and sale by regulatory authorities in a country, and (b) the mailing by the Rights Agent to the address of each CVR Holder of all potential contingent payments required to be paid for Legacy Assets Transaction Proceeds under the terms of the CVR Agreement.

The right to the contingent payments contemplated by the CVR Agreement is a contractual right only and will not be transferable, except in the limited circumstances specified in the CVR Agreement. The CVRs will not be evidenced by a certificate or any other instrument and will not be registered with the SEC. The CVRs will not have any voting or dividend rights and will not represent any equity or ownership interest in Parent (and, following the Effective Time, the Surviving Corporation) or any of its affiliates. No interest will accrue on any amounts payable in respect of the CVRs.

Solely if requested in writing by the Representative, Parent shall (or shall cause its Affiliates to) enter into one or more definitive agreements providing for a Legacy Assets Transaction (“Legacy Assets Transaction Agreements”); provided, however, that Parent shall not be required to enter into a Legacy Assets Transaction Agreement if such arrangement would result in the Legacy Assets being required by generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (“GAAP”) to be consolidated in the financial statements of Parent following the consummation of the transactions contemplated by such Legacy Assets Transaction Agreement.

For the avoidance of doubt, neither Parent nor any of its Affiliates may enter into a Legacy Assets Transaction Agreement without the prior written consent of the Representative.

Parent shall (or shall cause its Affiliates to) utilize the Legacy Assets and Expense Fund to take all actions reasonably necessary or advisable (subject to the prior written consent of the Representative) to maintain, advance and maximize the value of the Legacy Assets and pursue one or more Legacy Assets Transactions (collectively, the “Purpose”), including but not limited to (i) the transfer of the Legacy Assets out of HilleVax and into a newly formed special purpose vehicle or other similar structure (“Parent NewCo”), (ii) the issuance of any amount of new equity interests in Parent NewCo to bona fide third party investors and financing sources, (iii) the issuance of any amount of new incentive awards to Parent NewCo employees and/or consultants for services to Parent NewCo for the advancement of the Legacy Assets and pursuit of Legacy Assets Transactions, and (iv) any amount of new equity interests in Parent NewCo to maintain, retain or improve the intellectual property, including the license, with respect to the Legacy Assets.

During the Legacy Assets Transaction Period, Parent will not terminate or negatively impact the required maintenance of the Legacy Assets, including by failing to preserve and maintain the Legacy Assets. Solely if requested in writing by the Representative, Parent shall terminate the Legacy Assets and wind down prosecution and maintenance costs relating to the Legacy Assets.

Parent will also comply with maintenance obligations relating to the certain intellectual property required by any license or related term set forth in any Legacy Assets Transaction Agreement, to the extent such intellectual property is contemplated by said Disposition Agreement.

During the Legacy Assets Transaction Period, Parent will, and will cause its subsidiaries, licensees and rights transferees to, use commercially reasonable efforts to enter into one or more Legacy Assets Transaction Agreements as promptly as practicable following the Effective Time. During the Legacy Assets Transaction Period, Parent shall, and shall cause its Affiliates to, use commercially reasonable efforts to (i) preserve and maintain the Legacy Assets, (ii) pursue any Legacy Assets Transaction required to advance the Legacy Assets and (iii) take all other actions reasonably necessary and advisable to advance and maximize the value of the Legacy Assets in connection with achieving one or more Legacy Assets Transactions. Parent shall consult with the Representative on all efforts taken by Parent and its Affiliates in compliance with Parent’s obligations under the CVR Agreement.

In the event that any of Purchasers desires to consummate a Change of Control (as defined in the CVR Agreement) prior to the final CVR Payment Date, such Purchaser or its successor, as applicable depending upon the structure of the Change of Control, will cause the person acquiring the Purchaser to assume the Purchaser’s or its successor’s (as applicable depending upon the structure of the Change of Control) obligations, duties and covenants under the CVR Agreement. No later than five business days after the consummation of any Change of Control, the Purchaser will deliver to the Rights Agent an officer’s certificate, stating that such Change of Control complies with the CVR Agreement and that all conditions precedent herein relating to such transaction have been complied with.

Until such time as the Legacy Assets Transaction Expiration Date occurs, (i) Parent will, and will cause its Subsidiaries to, maintain records in the ordinary course of business pursuant to record-keeping procedures normally used by Parent and its Subsidiaries regarding its activities (including its resources and efforts) with respect to entering into Legacy Assets Transaction Agreements and (ii) to the extent Parent licenses, sells, assigns or otherwise transfers intellectual property and other rights (including, without limitation, all data, marketing authorizations and applications for marketing authorization), assets, rights, powers, privileges and contracts, Parent will require the licensee, purchaser, assignee, or transferee, as applicable to provide the information necessary for Parent to comply with its obligations under the CVR Agreement.

Upon the reasonable written request from the Representative, and subject to the Representative executing a customary confidentiality agreement in the event the information provided would constitute material non-public information of Parent, Parent has agreed to provide (i) during the Legacy Assets Transaction Period, the Representative with a written update in reasonable detail describing the progress, status and anticipated trajectory of efforts in respect of Legacy Assets Transactions and (ii) the anticipated timing of receiving payments in respect of such Legacy Assets Transactions, in each case up to one time in a fiscal quarter of each calendar year.

In connection with the Harrison Sublease, HilleVax anticipates receiving approximately $6,993,980 in payments over the life of the lease, which includes base rent payments and triple net fees to be paid by Stellaromics, Inc., and is net of transaction or broker fees associated with the Harrison Sublease. The anticipated payments are subject to several conditions, including, but not limited to, obtaining consent from the Landlord, which has not yet been secured as of the date of this filing. The commencement of such payments are not expected to begin until November 2025, and they will be distributed over the duration of the lease term. These payments are subject to risks associated with Stellaromics, Inc.’s contractual obligation to pay. For additional information, please see the discussion contained in Item 4 under the heading “HilleVax Management Dissolution Analysis.”

The Representative, Purchasers and the Rights Agent, without the consent of any CVR Holders, may amend the CVR Agreement for the purpose of adding, eliminating or changing any provisions of the CVR Agreement, unless such change is adverse to the interests of the CVR Holders. With the consent of at least 30% of the CVR Holders (the “Acting CVR Holders”), the Representative, Parent, Purchaser and the Rights Agent may amend the CVR Agreement, even if such change is materially adverse to the interests of the CVR Holders.

Purchasers will indemnify the Rights Agent against any loss, liability, damage, judgment, fine, penalty, cost or expense arising out of or in connection with the Rights Agent’s duties under the CVR Agreement, including reasonable, documented and necessary out-of-pocket expenses and expenses of defending Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with the execution, acceptance, administration, exercise and performance of its duties under the CVR Agreement or enforcing its rights thereunder, unless such loss has been determined by a court of competent jurisdiction to be as a result of the Rights Agent’s gross negligence, bad faith, fraud or willful misconduct.

The CVR Agreement will be terminated upon the earliest to occur of (i) the mailing by the Rights Agent to each CVR Holder all CVR payment amounts, if any, (ii) the delivery of written notice of termination duly executed by Purchasers and the Acting CVR Holders, or (iii) the Legacy Assets Transaction Expiration Date, subject to certain reporting obligations by Parent to the Representative pursuant to the CVR Agreement.

The foregoing description of the CVR Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the CVR Agreement, which is filed as Exhibit (d)(3) of the Schedule TO.

Support Agreements. In connection with the execution of the Merger Agreement, Purchasers entered into support agreements (the “Support Agreements”) with HilleVax’s officers and directors and certain of HilleVax’s stockholders (the “Support Agreement Parties”). The Support Agreements provide that, among other things, the Support Agreement Parties irrevocably tender the Shares held by them in the Offer, upon the terms and subject to the conditions of such agreements. The Shares subject to the Support Agreements comprise approximately 22.9% of the outstanding Shares as of July 31, 2025. The Support Agreements will terminate upon certain circumstances, including upon termination of the Merger Agreement or if the HilleVax Board votes to approve a superior proposal or a change in the recommendation of the HilleVax Board with respect to certain intervening events.

This summary and description of the material terms of the Support Agreements does not purport to be complete and is qualified in its entirety by reference to the Form of Tender and Support Agreement, which is filed as Exhibit (d)(6) to the Schedule TO and is incorporated by reference herein.

Confidentiality Agreement. On December 2, 2024, HilleVax and XOMA (US) LLC, a subsidiary of Parent, entered into a mutual nondisclosure agreement (the “Confidentiality Agreement”), pursuant to which each party agreed, subject to certain exceptions, to keep confidential all proprietary, nonpublic and/or confidential information about the other party, its affiliates or subsidiaries and/or its business furnished in connection with a possible negotiated transaction. The Confidentiality Agreement will automatically terminate upon the earlier of (i) receipt by one party of written notice from the other of termination of exploration of the possible transaction or (ii) December 2, 2025, except each party’s obligations with respect to Confidential Information (as defined in the Confidentiality Agreement) will expire six years after the date of the agreement.

This summary and description of the material terms of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(2) to the Schedule TO and is incorporated by reference herein.

8.	SOURCE AND AMOUNT OF FUNDS.

The Offer is not conditioned upon Purchasers’ ability to finance the purchase of Shares pursuant to the Offer. Purchasers estimate that the total amount of funds required to consummate the Merger pursuant to the Merger Agreement and to purchase all of the Shares pursuant to the Offer and the Merger Agreement is approximately $99 million. We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because: (i) the Offer is being made for all outstanding Shares solely for cash and CVRs; (ii) the Offer is not subject to any financing condition; and (iii) if we consummate the Offer, we will acquire all remaining Shares for the same price in the Merger. Payments to be made pursuant to the CVRs, if any, will be made with the CVR Proceeds, if any. See “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements—CVR Agreement.” Holders of the CVRs will have no greater rights against Purchasers than those accorded to general unsecured creditors of Purchasers, including in the event of any bankruptcy.

9.	CONDITIONS OF THE OFFER.

Notwithstanding any other term of the Offer or the Merger Agreement, Purchasers shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchasers’ obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) unless there shall have been validly tendered in the Offer (and not properly withdrawn) prior to the expiration of the Offer that number of Shares (excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository,” as such terms are defined by Section 251(h) of the DGCL) that, represent at least one Share more than 50% of the number of Shares that are then issued and outstanding as of the expiration of the Offer, which we refer to as the Minimum Tender Condition.

Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, Purchasers shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for if, at the then-scheduled expiration of the Offer, any of the following conditions exists:

(i) there shall be any Legal Restraint in effect preventing or prohibiting the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or CVR Agreement;

(ii) (A) any representation or warranty of HilleVax set forth in Article IV (other than those set forth in Section 4.01(a) of the Merger Agreement (Due Organization; Subsidiaries), Section 4.03 of the Merger Agreement (Authority; Binding Nature of Agreement), Section 4.04 of the Merger Agreement (No Vote Required), Section 4.05(a)(i) of the Merger Agreement (Non-Contravention), Section 4.06 of the Merger Agreement (Capitalization), Section 4.08(a)(ii) of the Merger Agreement (No Material Adverse Effect), Section 4.19 of the Merger Agreement (No Financial Advisors) and Section 4.25 of the Merger Agreement

(Opinion of Financial Advisor)) shall not be true and correct as of the Agreement Date and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), other than for such failures to be true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a HilleVax Material Adverse Effect (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to “materiality” or “HilleVax Material Adverse Effect”);

(B) any representation or warranty of HilleVax set forth in Section 4.01(a) of the Merger Agreement (Due Organization; Subsidiaries), Section 4.03 of the Merger Agreement (Authority; Binding Nature of Agreement), Section 4.04 of the Merger Agreement (No Vote Required), Section 4.05(a)(i) of the Merger Agreement (Non-Contravention), Section 4.06 of the Merger Agreement (Capitalization) (other than with respect to Section 4.05(a) and (c)), Section 4.19 of the Merger Agreement (No Financial Advisors), Section 4.25 of the Merger Agreement (Opinion of Financial Advisor), and the Closing Cash Schedule (as defined in the Merger Agreement) shall not be true and correct in all material respects as of the Agreement Date and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date),

(C) any representation or warranty of HilleVax set forth in Sections 4.05(a) and (c) of the Merger Agreement (Capitalization) shall not be true and correct other than in de minimis respects at and as of such time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date) and

(D) any representation or warranty of HilleVax set forth in Section 4.08(a)(ii) of the Merger Agreement (No Material Adverse Effect) shall not be true and correct in all respects as of such time;

(iii) HilleVax shall have failed to perform in all material respects the obligations to be performed by it as of such time under the Merger Agreement, including without limitation HilleVax’s obligations under Section 6.02 of the Merger Agreement;

(iv) Parent shall have failed to receive from HilleVax a certificate, dated as of the date on which the Offer expires and signed by an executive officer of HilleVax, certifying to the effect that the Offer Conditions set forth in clauses (ii) and (iii) have been satisfied as of immediately prior to the expiration of the Offer;

(v) the Termination Condition; or

(vi) the Closing Net Cash as finally determined pursuant to Section 2.01(c) of the Merger Agreement is less than $102,950,000.

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Purchasers to extend, terminate or modify the Offer in accordance with the terms and conditions of the Merger Agreement.

The foregoing conditions are for the sole benefit of Purchasers and, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, may be waived by Purchasers in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition and the Termination Condition, which may not be waived by Parent or Merger Sub). Such rights of termination are described above in “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement—Termination.” The failure by Purchasers or any other Affiliate of Purchasers at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

10.	DIVIDENDS AND DISTRIBUTIONS.

The Merger Agreement provides that HilleVax will not (subject to certain exceptions), between the date of the Merger Agreement and the Effective Time, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock (including the Shares). See “Special Factors—Section 3. Price Range of Shares; Dividends” and “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements—Conduct of Business Pending the Merger.”

11.	CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

General. Except as otherwise set forth in this Offer to Purchase, based on Parent’s and Merger Sub’s review of publicly available filings by HilleVax with the SEC and other information regarding HilleVax, Purchasers are not aware of any licenses or other regulatory permits which appear to be material to the business of HilleVax and which might be adversely affected by the acquisition of Shares by Purchasers pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Merger Sub or Parent pursuant to the Offer. In addition, except as set forth below, Purchasers are not aware of any filings, approvals or other actions by or with any governmental body or administrative or regulatory agency that would be required for Parent’s and Merger Sub’s acquisition or ownership of the Shares. Should any such approval or other action be required, Purchasers have agreed to use reasonable best efforts to, in the most expeditious manner practicable, obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities, make all necessary registrations, declarations and filings and make all commercially reasonable efforts to obtain an approval or waiver from, or to avoid any action by, any governmental entity. The parties currently expect that such approval or action, except as described below under “Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to HilleVax’s or Parent’s business or that certain parts of HilleVax’s or Parent’s business might not have to be disposed of or held separate. In such an event, we may not be required to purchase any Shares in the Offer. See “The Tender Offer—Section 9. Conditions of the Offer.”

Antitrust. Based on a review of the information currently available relating to the businesses in which Parent and HilleVax are engaged and the consideration to be paid for the Shares, Purchasers have determined that no mandatory antitrust premerger notification filing or waiting period under Hart-Scott Rodino Antitrust Improvements Act of 1976 (as amended, the “HSR”) and the rules and regulations promulgated thereunder is required, and therefore HSR clearance is not a condition to the consummation of the Offer or the Merger.

Based upon an examination of publicly available and other information relating to the businesses in which HilleVax is engaged, Purchasers believe that the acquisition of Shares in the Offer (and the Merger) should not violate applicable antitrust laws. Nevertheless, Purchasers cannot be certain that a challenge to the Offer (and the Merger) on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See “The Tender Offer—Section 9. Conditions of the Offer.”

Stockholder Approval Not Required. Assuming the Offer and the Merger are consummated in accordance with Section 251(h) of the DGCL, HilleVax has represented in the Merger Agreement that execution, delivery and performance of the Merger Agreement by HilleVax and the consummation by HilleVax of the Offer and the Merger have been duly validly authorized by all necessary corporate action on the part of HilleVax, and no other corporate proceedings on the part of HilleVax are necessary to authorize the Merger Agreement or to consummate the Offer and the Merger. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that: (i) the acquiring company consummates an offer for all of the outstanding stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on such merger; (ii) following the consummation of such tender offer, the stock irrevocably accepted for purchase pursuant to the offer, together with the stock otherwise owned by the consummating company and its affiliates and any “rollover stock” (as defined in Section 251(h) of the DGCL), equals at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger agreement; and (iii) the stockholders at the time of the merger receive the same consideration for their stock in the merger as was payable in the tender offer. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that HilleVax will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Merger Sub, Parent and HilleVax will take all necessary and appropriate action to effect the Merger as promptly as practicable without a meeting of stockholders of HilleVax in accordance with Section 251(h) the DGCL. See “Special Factors—Section 2. Purpose of the Offer and Plans for HilleVax” and “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”

Takeover Laws. A number of states (including Delaware, where HilleVax is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.

As a Delaware corporation, HilleVax has not opted out of Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an “interested stockholder” (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation’s voting stock and the affiliates and associates of such person) from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless, among other exceptions: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock (but not the outstanding voting stock owned by the interested stockholder) held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (iii) following the transaction in which such person became an interested stockholder, the business combination is: (A) approved by the board of directors of the corporation; and (B) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. The restrictions on business combinations contained in Section 203 of the DGCL also do not apply, among other possibilities, (i) to corporations that do not have a class of voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders (unless the corporation’s certificate of incorporation expressly provides otherwise) or (ii) to interested stockholders who became interested stockholders at a time when the restrictions on business combinations did not apply because of the foregoing clause (i).

HilleVax has represented to us in the Merger Agreement that the HilleVax Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of the Merger Agreement and the timely consummation of the Offer and the Merger and will not restrict, impair or delay the ability of Parent or Merger Sub, after the Offer Closing Time, to vote or otherwise exercise all rights as a stockholder of HilleVax. Purchasers have not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. Purchasers reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger or the Merger Agreement, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer, the Merger or the Merger Agreement, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger or the

Merger Agreement, as applicable, Purchasers may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchasers might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchasers may not be obligated to accept for purchase, or pay for, any Shares tendered. See “The Tender Offer—Section 9. Conditions of the Offer.”

Appraisal Rights. No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Offer is successful and the Merger is consummated, stockholders of record or beneficial owners of Shares who: (i) did not tender their Shares in the Offer (or who had tendered but subsequently validly withdrawn such tender, and not otherwise waived their appraisal rights); (ii) otherwise comply with the applicable requirements and procedures of Section 262 of the DGCL; (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL; and (iv) in the case of a beneficial owner, have submitted a demand that (A) reasonably identifies the holder of record of the Shares for which the demand is made, (B) is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (C) provides an address at which such beneficial owner consents to receive notices given by HilleVax and to be set forth on the verified list to be filed with the Register in Chancery in the Delaware Court of Chancery will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Merger a cash payment equal to the “fair value” of their Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL, if certain conditions are met. If you choose to exercise your appraisal rights in connection with the Merger and you properly demand and perfect such rights in accordance with Section 262 of the DGCL, you may be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares plus interest, if any, on the amount determined to be fair value.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, a copy of which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. All references in Section 262 of the DGCL and in this summary to a (i) “stockholder” are to the record holder of Shares unless otherwise expressly noted herein, (ii) “beneficial owner” are to a person who is the beneficial owner of Shares held either in voting trust or by a nominee on behalf of such person, and (iii) “person” are to an individual, corporation, partnership, unincorporated association or other entity. Stockholders and beneficial owners of Shares should carefully review the full text of Section 262 of the DGCL as well as the information discussed herein. Stockholders and beneficial owners of Shares should assume that HilleVax will take no action to perfect any appraisal rights of any person.

The “fair value” of the Shares as determined by the Delaware Court of Chancery could be based upon considerations other than, or in addition to, the price paid in the Offer and the Merger and the market value of such Shares. Stockholders and beneficial owners of Shares should recognize that the value determined in an appraisal proceeding of the Delaware Court of Chancery could be higher or lower than, or the same as, the Offer Price and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, fair value under the DGCL. Moreover, Parent and HilleVax may argue in an appraisal proceeding that, for purposes of such proceeding, the “fair value” of such Shares is less than the Offer Price.

Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights.

Under Section 262 of the DGCL, if a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, must notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice either a copy of Section 262 of the DGCL or information directing the stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. THE SCHEDULE 14D-9 CONSTITUTES THE FORMAL NOTICE OF APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR EXERCISING AND PERFECTING APPRAISAL RIGHTS WILL RESULT IN THE LOSS OF SUCH RIGHTS.

As discussed in the Schedule 14D-9, stockholders and beneficial owners of Shares wishing to exercise the right to seek an appraisal of their Shares under Section 262 of the DGCL must do ALL of the following:

•

within the later of the consummation of the Offer (which will occur at the date and time of the acceptance for payment of Shares pursuant to and subject to the conditions of the Offer) and 20 days after the Schedule 14D-9 is provided, deliver to HilleVax at the address indicated in the Schedule 14D-9 a written demand for appraisal of their Shares, which demand must reasonably inform HilleVax of the identity of the person seeking appraisal and that the person is demanding appraisal and, in the case of a demand made by a beneficial owner of Shares, must also reasonably identify the holder of record of the Shares for which the demand is made, be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which such beneficial owner consents to receive notices given by the surviving corporation and to be set forth on the verified list required by subsection (f) of Section 262 of the DGCL;

•	not tender his, her or its Shares pursuant to the Offer (or, if tendered, validly and subsequently withdraw such Shares prior to the time Parent accepts properly tendered Shares for purchase); and

•	continuously hold of record or beneficially own, as applicable, the Shares from the date on which the written demand for appraisal is made through the Effective Time.

Any stockholder who sells Shares in the Offer will not be entitled to exercise appraisal rights with respect thereto but rather will receive the Offer Price, subject to the terms and conditions of the Merger Agreement, as well as the Offer to Purchase and related Letter of Transmittal, as applicable.

The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in detail in the Schedule 14D-9.

The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. The foregoing summary does not constitute any legal or other advice nor does it constitute a recommendation that HilleVax stockholders or beneficial owners of Shares exercise appraisal rights under Section 262 of the DGCL.

If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

“Going Private” Transactions. Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if: (i) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination; or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither Parent nor Merger Sub believes that Rule 13e-3 will be applicable to the Merger.

Litigation. There have been no lawsuits filed against HilleVax, the HilleVax Board, Parent or Merger Sub in connection with the Offer. Lawsuits may be filed against HilleVax and the HilleVax Board, and lawsuits may be filed against Purchasers, in connection with the Offer, the Merger and the related disclosures. Absent new or different allegations that are material, Purchasers will not, and understand that HilleVax will not, necessarily announce such filings.

12.	FEES AND EXPENSES.

Parent has retained the Depositary and Paying Agent and the Information Agent in connection with the Offer. The Depositary and Paying Agent and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses and indemnification against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, neither Parent nor Merger Sub will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

13.	MISCELLANEOUS.

The Offer is being made to all holders of the Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchasers by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchasers.

Purchasers have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in “The Tender Offer—Section 5. Certain Information Concerning HilleVax.”

The Offer does not constitute a solicitation of proxies for any meeting of HilleVax’s stockholders. Any solicitation of proxies which Purchasers or any of their affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

No person has been authorized to give any information or make any representation on behalf of Parent or Merger Sub not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be an agent of Parent, Merger Sub, the Depositary and Paying Agent or the Information Agent for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Merger Sub, HilleVax or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

XRA 4 Corp. XOMA Royalty Corporation August 18, 2025

SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND

THE EXECUTIVE OFFICERS OF PURCHASERS.

1.	XRA 4 Corp.

XRA 4 Corp. was incorporated for the purpose of consummating the Offer and effecting the Merger pursuant to the Merger Agreement. The following table sets forth information about the sole director and executive officers of XRA 4 Corp. as of August 18, 2025.

Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Owen Hughes, President, Treasurer, Secretary and Sole Director Officer/Sole Director Citizenship: United States	Mr. Hughes serves as Chief Executive Officer of XOMA Royalty Corporation and President, Treasurer, Secretary and Sole Director of XRA 4 Corp. Mr. Hughes has served as the Chief Executive Officer of Sail Bio, Inc., a private biotechnology company focused on addressing toxic proteinopathies, since February 2022 and served as the Chief Executive Officer and co-founder of Cullinan Oncology, Inc., a publicly-traded oncology company, from September 2017 to October 2021. Previously, Mr. Hughes served as the Chief Business Officer and Head of Corporate Development at Intarcia Therapeutics, Inc., a biotechnology company focused on type II diabetes, from February 2013 to August 2017. Prior to his operating roles, Mr. Hughes spent 16 years on Wall Street in various capacities, including roles at Brookside Capital, an operating division of Bain Capital and Pyramis Global Advisors, a Fidelity Investments Company. Mr. Hughes has served on the board of directors of Ikena Oncology, Inc., a publicly-traded oncology company, since December 2022. Mr. Hughes served on the board of directors of Radius Health, Inc., a publicly-traded biopharmaceutical company, from April 2013 to August 2022 until its sale to Gurnet Point Capital and Patient Square Capital; Translate Bio, Inc., a messenger RNA therapeutics company, from July 2016 until its acquisition by Sanofi in September 2021; and FS Development Corp. II, a special purpose acquisition company sponsored by Foresite Capital, from February 2021 to December 2021. Mr. Hughes received a B.A. in History from Dartmouth College.

The common business address and telephone number for the sole director and executive officers of Merger Sub is as follows: c/o XRA 4 Corp., 2200 Powell Street, Suite 310, Emeryville, California 94608, Tel: (510) 204-7200.

2.	XOMA Royalty Corporation

XOMA Royalty Corporation is a Nevada corporation whose primary business is as a biotechnology royalty aggregator with a sizable portfolio of economic rights to future potential milestone and royalty payments associated with partnered commercial and pre-commercial therapeutic candidates. The following table sets forth information about the executive officers of XOMA Royalty Corporation as of August 18, 2025.

Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Owen Hughes Chief Executive Officer Citizenship: United States	Refer above.

1

Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Thomas Burns, Senior Vice President, Finance and Chief Financial Officer Citizenship: United States	Mr. Burns serves as Senior Vice President, Finance and Chief Financial Officer Chief Financial Officer of XOMA Royalty Corporation. Mr. Burns joined Parent in August 2006 and since then has held various senior finance and accounting roles, most recently as Vice President, Finance and Chief Financial Officer. Mr. Burns has over twenty-five years of experience in accounting and finance in both biotechnology and high-technology companies. Prior to his employment with Parent, he held multiple senior financial management positions at high-tech companies including Mattson Technology, IntruVert Networks (acquired by McAfee), Niku Corporation (acquired by Computer Associates) and Conner Technology. Mr. Burns received his Bachelor’s degree from Santa Clara University and his Masters of Business Administration from Golden Gate University.

Bradley Sitko, Chief Investment Officer Citizenship: United States	Mr. Sitko serves as Chief Investment Officer of XOMA Royalty Corporation. Mr. Sitko served as the Managing Director, Strategic Finance, at RTW Investments, LP from November 2019 to January 2023 and also served as a member of the board of directors of such firm’s Irish collective asset-management vehicle (ICAV), RTW Investments ICAV, and was Chief Financial Officer of Ji Xing Pharmaceuticals Limited, a Shanghai-based biopharmaceutical company, incubated by RTW Investments, LP. From March 2015 to November 2019, Mr. Sitko served as Vice President, Finance, Operations and Corporate Development of DNAnexus, Inc., a genetic data management company. Mr. Sitko also served as a Director at MTS Health Partners, an investment bank, from October 2008 to March 2015. Mr. Sitko received a B.A. in History and Sociology of Science from the University of Pennsylvania and an M.B.A. from Columbia Business School.

Maricel Montano, Chief Legal Officer Citizenship: United States	Ms. Montano serves as Chief Legal Officer of XOMA Royalty Corporation. Prior to joining Parent, from November 2010 to June 2025, Ms. Montano served in various roles at the law firm Gibson, Dunn & Crutcher LLP, including most recently as Of Counsel, where she advised public and private companies on mergers and acquisitions, royalty financings, equity and debt offerings, and governance matters. During her tenure at Gibson Dunn, Ms. Montano worked extensively with biotechnology clients. Ms. Montano received a B.A. in Economics from the University of California, Berkeley and a J.D. from the University of Southern California.

Jack L. Wyszomierski Chairman of the Board Citizenship: United States	Mr. Wyszomierski has been a director since August 2010 and was appointed Chairman of the Board in January 2024. From 2004 until his retirement in 2009, Mr. Wyszomierski was Executive Vice President and Chief Financial Officer of VWR International, LLC, a global laboratory supply, equipment and distribution business that serves the world’s pharmaceutical and biotechnology companies, as well as industrial and governmental organizations. At Schering-Plough, a global health care company which had worldwide sales of over $8 billion in 2004, Mr. Wyszomierski held positions of

2

Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
increasing responsibility from 1982 to 2004, culminating in his appointment as Executive Vice President and Chief Financial Officer. Mr. Wyszomierski also serves on the Boards of Exelixis, Inc. and SiteOne Landscape Supply, Inc., and previously served on the Boards of Athersys, Inc. from 2010 to 2023 and Unigene Laboratories, Inc. from 2012 to 2013. He holds an M.S. in Industrial Administration and a B.S. in Administration, Management Science and Economics from Carnegie Mellon University.

Heather L. Franklin Director Citizenship: United States	Ms. Franklin has been a director since August 2021. Ms. Franklin has over 30 years of broad biotechnology expertise. Since January 2025, she has served as Managing Director of 3D Chess Advisory LLC, a consulting firm focused on structuring and negotiation of licensing and acquisition transactions, and since February 2025, she has served as Executive Chairperson for Presage Biosciences Inc., a private biotechnology company. Previously, she was the founder of Blaze Bioscience, Inc. and led the company from its infancy to becoming a late clinical stage biotechnology company, and most recently served as its Executive Board Chair and as President and Chief Executive Officer from 2011 through 2024. She previously served as a member of the Board for Life Science Washington from 2020 through 2024. Prior to establishing Blaze Bioscience, Ms. Franklin spent 10 years at ZymoGenetics in positions of increasing responsibility, ultimately serving as Senior Vice President, Business Development. She was a member of the executive management team and was responsible for program management, strategic planning, pipeline marketing and business development, including structuring and negotiating in- and out-licenses and collaboration agreements for products at all stages of development from research through commercial. Earlier in her career, she held roles in program management at Amgen and Targeted Genetics. Ms. Franklin received her M.B.A. from The Wharton School of the University of Pennsylvania, her M.S. from the University of Washington and her B.S. from University of North Carolina at Chapel Hill.

Natasha Hernday Director Citizenship: United States	Ms. Hernday has been a director since July 2020. Ms. Hernday was the Chief Business Officer and a member of the Executive Committee for the formerly publicly-traded biotechnology company Seagen, Inc., where she worked from 2011 to 2023. She helped execute the sale of Seagen to Pfizer in 2023 and was a member of the executive integration planning team to merge the two oncology businesses. From 1994 through 2010, after starting her career in molecular and mammalian cell biology, Ms. Hernday served in various roles of increasing responsibility at Amgen Inc., including as Director, Mergers & Acquisitions and as Director, Out-Partnering. She serves on the Board of Directors of Firefly Bio, Inc., a private biotechnology company, and the Knight Campus External Advisory Board for the University of Oregon, and previously served on the Boards of PDL BioPharma, Inc. and Alpine Immune Sciences, Inc. Ms. Hernday received her B.A. in microbiology from the University of California at Santa Barbara and M.B.A. from Pepperdine University.

3

Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Barbara Kosacz Director Citizenship: United States	Ms. Kosacz has been a director since January 2019. From July 2020 until February 2024, Ms. Kosacz served as Chief Operating Officer and General Counsel of Kronos Bio, Inc. Ms. Kosacz was previously a partner at Cooley LLP from 1996 to 2001, and from 2002 to 2020, and has more than 25 years of experience in counseling clients in the life sciences arena, ranging from early-stage startups to larger public companies, venture funds, investment banks and non-profit institutions. She serves on the Board of Directors of Athira Pharma, Inc., where she serves as Chair of the compensation committee, and on the Board of Directors of Scripps Research. She has also served on the Board of Directors of Phoenix Biotech Acquisition Corp., Locus Walk Acquisition Corp., and Arsenal Biosciences, Inc., where she served on the audit committee. She also has served as a member of the BIO Emerging Companies’ Section Governing Board, the Board of Trustees of the Keck Graduate Institute, and the advisory board of Locust Walk Partners. Ms. Kosacz has been a speaker at multiple life sciences-related conferences, as well as guest lecturer at the University of California, Berkeley School of Law, Stanford University, the University of Pennsylvania and Columbia University on biotechnology law, biotech business models, corporate partnering negotiations and deal structures and bioethics. Recognized by Best Lawyers in America since 2008, Ms. Kosacz was listed as a “leading lawyer” for healthcare and life sciences in the 2018 Legal 500, as a “Band 1” attorney in the 2018 edition of Chambers USA: America’s Leading Lawyers for Business, and was recognized as a “highly recommended transactions” lawyer by IAM Patent 1000 for her “nearly three decades advising diverse companies in the industry at a deeply strategic and commercial level and overseeing their most complex and profitable deals.” She received her Juris Doctor degree from the University of California, Berkeley School of Law, and her bachelor’s degree from Stanford University.

Joseph M. Limber Director Citizenship: United States	Mr. Limber has been a director since December 2012. Mr. Limber is a founder of Garda Therapeutics, Inc., for which he has served as President and Chief Executive Officer since December 2024. He previously served as the President and Chief Executive Officer and a member of the Board of Secura Bio, Inc. from February 2019 through October 2024. Prior to that, Mr. Limber served as President and Chief Executive Officer of Genoptix, Inc. from March 2017 through December 2018. Mr. Limber served as Executive Chairman of ImaginAb from January 2016 through November 2017. Mr. Limber served as President and Chief Executive Officer of Gradalis, Inc. from July 2013 through April 2015. Mr. Limber served as President and Chief Executive Officer of Prometheus Laboratories Inc., a subsidiary of Nestlé Health Science, from December 2003 through April 2013 and as a member of its Board from January 2004 through April 2013. From January 2003 to July 2003, Mr. Limber was a consultant and interim Chief Executive Officer for Deltagen, Inc., a provider of drug discovery tools and services to the biopharmaceutical industry. From April 1998 to December 2002, Mr. Limber was the President and

4

Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Chief Executive Officer of ACLARA BioSciences, Inc. (now Monogram Biosciences, Inc.), a developer of assay technologies and lab-on-a-chip systems for life science research. From 1996 to 1998, he was the President and Chief Operating Officer of Praecis Pharmaceuticals, Inc. (acquired by GlaxoSmithKline plc), a biotechnology company focused on the discovery and development of pharmaceutical products. Prior to Praecis, Mr. Limber served as Executive Vice President of SEQUUS Pharmaceuticals, Inc. (acquired by Alza Corporation and now part of the Johnson & Johnson family of companies). He also held management positions in marketing and sales with Syntex Corporation (now F. Hoffmann-La Roche Ltd.) and with Ciba-Geigy Corporation (now Novartis AG). Mr. Limber holds a B.A. from Duquesne University.

Matthew Perry Director Citizenship: United States	Mr. Perry has been a director since February 2017. Mr. Perry was the President of Biotechnology Value Fund Partners L.P. (“BVF Partners”) and portfolio manager for the underlying funds managed by the firm. BVF Partners is a private investment partnership that has focused on small cap, value-oriented investment opportunities for more than 20 years. Mr. Perry joined BVF Partners in December 1996 and has been a successful lead investor in dozens of transactions. He has positively influenced corporate direction for numerous biotechnology companies during the course of his career. In January 2016, Mr. Perry was named to CTI BioPharma Corp.’s Board and was a member of its Compensation Committee until the company was sold in June 2023. Mr. Perry is also a co-founder and director of Nordic Biotech Advisors ApS, a venture capital firm based in Copenhagen, Denmark and a Managing Director of Coastlands Capital L.P.. He holds a B.S. degree from the Biology Department at the College of William and Mary.

The common business address and telephone number for all the directors and executive officers of Parent is as follows: c/o XOMA Royalty Corporation, 2200 Powell Street, Suite 310, Emeryville, California 94608, Tel: (510) 204-7200.

5

The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of HilleVax or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary and Paying Agent as follows:

The Depositary and Paying Agent for the Offer is:

Broadridge Corporate Issuer Solutions, LLC

Mail or deliver the Letter of Transmittal, together with the certificate(s) (if any) representing your shares, to:

If delivering by mail:	If delivering by express mail, courier, or other expedited service:

Broadridge, Inc. Attention: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718	Broadridge, Inc. Attention: BCIS IWS 51 Mercedes Way Edgewood, NY 11717

Other Information:

Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, and the Schedule TO may be directed to the Information Agent at its location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

Alliance Advisors, LLC

150 Clove Road, Suite 400

Little Falls. NJ 07424

You may call Alliance Advisors, LLC, the Information Agent for the Offer, toll-free at 1-855-206-1104 or email them at HLVX@allianceadvisors.com.